Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GREGG INVESTMENT CORPORATION, LLC

GIC CORPORATION,

GREGG APPLIANCES, INC.

AND

THE SELLERS NAMED HEREIN

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made this 19th day of October, 2004 (the “Execution Date”), by and among Gregg Investment Corporation, LLC, a Delaware limited liability company (“Investor”), GIC Corporation, an Indiana corporation (the “Merger Sub”), Gregg Appliances, Inc., an Indiana corporation (the “Company”), and Jerry W. Throgmartin, Gregg William Throgmartin (on his own behalf and as trustee for the Jerry W. Throgmartin Charitable Trust and the Jerry W. Throgmartin Irrevocable Trust for the benefit of Christy and Nicky Throgmartin), Kelli Throgmartin Ball, Sandra M. Throgmartin, Janice K. Malone, Monica L. Adams, William G. Throgmartin and Dennis L. May, each an individual residing in the State of Indiana, (collectively, the “Sellers” and each individually, a “Seller”).

PRELIMINARY STATEMENTS

WHEREAS, the Company is a specialty retailer of brand name appliances and consumer electronics and provides related installation, servicing, financing, extended warranty plans and repair services (the “Business”);

WHEREAS, each of the Sellers is the holder of the number of shares of Common Stock of the Company (the “Shares”), set forth opposite such Seller’s name as listed on Exhibit A attached hereto and designated as “Owned Shares”;

WHEREAS, Investor desires to acquire 80.01% of the outstanding Shares following the Merger by merging Merger Sub with and into the Company, with the Company as the Surviving Corporation in the Merger (the “Surviving Corporation”);

WHEREAS, certain Sellers will retain a portion of their Owned Shares and such Owned Shares will not be converted into the right to receive the Per Share Merger Consideration, which shares will represent in the aggregate 19.99% of the outstanding Shares following the Merger.

WHEREAS, the respective Managing Member or Boards of Directors of Investor, the Merger Sub and the Company each have approved and adopted this Agreement and the Merger on the terms and conditions set forth herein;

WHEREAS, each Seller has approved and bound itself to the terms of this Agreement as provided herein;

WHEREAS, Sellers desire to appoint Jerry W. Throgmartin as their Sellers’ Representative to represent them in the conduct of this transaction, in accordance with Section 12.04(a) of this Agreement;

WHEREAS, the parties hereto desire to enter into the transactions contemplated by this Agreement, all pursuant to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article XI.

NOW THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Merger; Closing

Section 1.01. The Merger.

(a) On and subject to the terms and conditions of this Agreement, at the Effective Time, the Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the IBCL. At the Closing, articles of merger, in the form attached hereto as Exhibit B (the “Articles of Merger”), shall be duly executed and acknowledged by the Merger Sub and the Company in accordance with the IBCL and shall be filed with the Indiana Secretary of State. The Merger shall become effective upon the filing of the Articles of Merger. The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

(b) At the Effective Time, the Merger Sub shall be merged with and into the Company, and the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the “Surviving Corporation” under the IBCL.

(c) From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section IC 23-1-40-6 of the IBCL.

(d) As a result of the Merger and at the Effective Time, the Articles of Incorporation of the Company, as amended and restated in the form attached hereto as Exhibit C, shall be the Articles of Incorporation of the Surviving Corporation unless and until such Articles of Incorporation thereafter shall be duly amended in accordance with applicable law.

(e) As a result of the Merger and at the Effective Time, the Bylaws of the Company, as amended and restated in the form attached hereto as Exhibit D, shall be the Bylaws of the Surviving Corporation unless and until such bylaws thereafter shall be changed in accordance with the provisions thereof, the provisions of the Articles of Incorporation of the Surviving Corporation and applicable law.

(f) At the Effective Time, the directors of the Surviving Corporation shall be the directors of the Merger Sub in addition to Jerry W. Throgmartin and Dennis L. May, who shall be appointed in accordance with the Stockholders Agreement, with each of such directors to hold office, subject to the applicable provisions of the IBCL and the Articles of Incorporation and Bylaws of the Surviving Corporation, until the next annual shareholders’ meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company shall be, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, the officers of the Surviving Corporation.

Section 1.02. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Investor, the Merger Sub, the Company or any holder of Merger Shares:

(a) Each issued and outstanding share of Common Stock of the Company other than the Retained Shares (each, a “Merger Share” and, collectively, the “Merger Shares”) shall be converted into a right to receive, upon surrender of the certificate representing such Merger Share, cash equal to the Per Share Closing Payment. The Retained Shares shall remain outstanding and shall not convert into a right to receive such payment.

(b) Each issued and outstanding share of common stock of the Merger Sub shall be converted into and become that number of fully paid and nonassessable shares of Common Stock of the Surviving Corporation which equals the product of 4.0025 multiplied by the number of Retained Shares, rounded to the nearest whole share.

Section 1.03. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 9:00 A.M. local time, at the offices of Ice Miller as soon as practicable after all of the conditions set forth in Sections 3.01 and 3.02 have been satisfied or waived (the “Closing Date”).

ARTICLE II

PURCHASE PRICE

Section 2.01. Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Merger Shares shall be the amount calculated pursuant to this Section 2.01, as adjusted in accordance with Sections 2.02 and 2.03(a) (the “Closing Payment”), subject to the further adjustment described in Section 2.03(b). The amount of the Closing Payment, prior to adjustment in accordance with Sections 2.02 and 2.03(a), shall be calculated as follows:

(a) Three Hundred Fifteen Million Dollars ($315,000,000) in cash;

(b) plus an amount equal to the Cash on the Closing Date;

(c) less the amount of any Debt that is not paid by the Sellers or the Company pursuant to Sections 3.01(h) and 3.01(i) prior to or simultaneously with the Closing;

(d) less the Sellers’ Expense Payments;

(e) less the amount of all cash payments paid, or payable (based on the value of the Common Stock as of the Closing), by the Company to holders of stock appreciation rights set forth on Schedule 4.04 upon the exercise of such stock appreciation rights;

(f) less all amounts owed to current or former stockholders of the Company in respect of accrued but unpaid dividends or reinvested dividends, including all amounts set forth on Schedule 4.04; and

(g) less Thirty Million Seven Hundred Eighty-Four Thousand Six Hundred Dollars ($30,784,600) (the “Rollover Investment Amount”).

Section 2.02. EBITDA-Based Purchase Price Adjustment.

(a) Within two (2) Business Days after its receipt of the New 2004 Audited Financial Statements, Sellers’ Representative shall calculate consolidated earnings of the Company before interest, taxes, depreciation and amortization expenses for fiscal year 2004 as derived from the New 2004 Audited Financial Statements and as adjusted as set forth on Exhibit E attached hereto (the “2004 EBITDA”) and shall deliver a statement of such calculation to Investor. The Closing Payment shall be adjusted in the following manner:

(i) If the 2004 EBITDA is greater than or equal to Thirty-Six Million Five Hundred Thousand Dollars ($36,500,000) and less than or equal to Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000), then there shall be no adjustment to the Closing Payment based upon this Section 2.02;

(ii) Subject to Section 9.01(h), if the 2004 EBITDA is greater than Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000), then the Closing Payment shall be increased by an amount equal to six and one-half (6.5) times the amount by which the 2004 EBITDA is greater than Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000); and

(iii) Subject to Section 9.01(i), if the 2004 EBITDA is less than Thirty-Six Million Five Hundred Thousand Dollars ($36,500,000), then the Closing Payment shall be reduced by an amount equal to six and one-half (6.5) times the amount by which the 2004 EBITDA is less than Thirty-Six Million Five Hundred Thousand Dollars ($36,500,000).

(b) Investor shall have ten (10) Business Days after the receipt of the statement of 2004 EBITDA to verify and confirm the accuracy thereof. If, after such review, Investor agrees with Sellers’ Representative’s determination of the 2004 EBITDA, Investor shall promptly notify Sellers’ Representative of its agreement. If, after such review, Investor objects to Sellers’ Representative’s determination of EBITDA, Investor shall promptly provide Sellers’ Representative with a written statement indicating the basis for its objection and Investor and Sellers’ Representative shall work in good faith to resolve such dispute, which dispute shall be resolved prior to the Closing. In the event that Investor and Sellers’ Representative are unable to resolve such dispute, such dispute shall be resolved in accordance with the procedures set forth in Section 2.03(c) as modified to provide for as prompt a resolution as practicable under the circumstances and to reflect the nature of such dispute, including a modification requiring the parties to direct the Neutral Accounting Firm to make its determination within ten (10) days after such dispute is submitted and a modification to provide that the parties shall each bear one-half of the fees and expenses of the Neutral Accounting Firm. The failure of Investor to provide such a notice of objection to Sellers’ Representative within ten (10) Business Days after its receipt of Sellers’ Representative’s determination of 2004

EBITDA shall be deemed to be Investor’s agreement that Sellers’ Representative’s determination of 2004 EBITDA is accurate and final.

Section 2.03. Working Capital Purchase Price Adjustments.

(a) Closing Date Adjustments. No later than five (5) Business Days prior to the Closing, the Sellers’ Representative shall deliver to Investor a statement (the “Preliminary Working Capital Statement”) setting forth the Net Working Capital as of the Closing Date. The Preliminary Working Capital Statement shall (i) be prepared in accordance with GAAP and provide for the true up of all reserves, in all cases using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the New 2004 Audited Financial Statements, (ii) reflect the results of a physical inventory audit conducted by the Company and supervised by Investor on a date mutually acceptable to the Company and Investor (the “Physical Inventory”), and (iii) not reflect any Tax benefits or other accounting adjustments arising from the transactions resulting from or in connection with this Agreement or any of the Related Agreements. As part of this process, the reserves for general liability, automobile liability and workers’ compensation obligations shall also be trued up even though such reserves shall not be included in Current Liabilities when determining Net Working Capital. The Closing Payment shall be reduced by an amount equal to the excess, if any, of the Target Net Working Capital over the Net Working Capital set forth on the Preliminary Working Capital Statement. The Closing Payment shall be increased by an amount equal to the excess, if any, of the Net Working Capital set forth on the Preliminary Working Capital Statement over the Target Net Working Capital.

(b) Post-Closing Adjustments. As soon as practicable after the Closing but no later than sixty (60) Business Days after the Closing Date, Investor shall deliver to the Sellers’ Representative a final calculation of the Net Working Capital as of the Closing Date (the “Final Working Capital Statement”). The Final Working Capital Statement shall (i) be prepared in accordance with GAAP and provide for the true up of all reserves, in all cases using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the New 2004 Audited Financial Statements, (ii) reflect the results of the Physical Inventory, and (iii) not reflect any Tax benefits or other accounting adjustments arising from the transactions resulting from or in connection with this Agreement or any of the Related Agreements. As part of this process, the reserves for general liability, automobile liability and workers’ compensation obligations shall also be trued up even though such reserves shall not be included in Current Liabilities when determining Net Working Capital. If the Net Working Capital set forth on the Final Working Capital Statement is greater than the Net Working Capital set forth in the Preliminary Working Capital Statement, then the Company shall remit the entire amount of the difference to the Sellers’ Representative for payment to the Sellers according to their respective Ownership Percentages. If the Net Working Capital set forth on the Final Working Capital Statement is less than the Net Working Capital set forth in the Preliminary Working Capital Statement, then the Sellers’ Representative shall direct the Escrow Agent, pursuant to the Escrow Agreement, to pay to the Company, out of the then-remaining Escrow Amount, an amount equal to such difference. Sellers shall remit the entire amount of such difference in excess of such Escrow Amount to the

Company according to their respective Ownership Percentages. Amounts payable under this Section 2.03(b) shall be due no later than ten (10) Business Days following the finalization of the Final Working Capital Statement pursuant to Section 2.03(c) below.

(c) Acceptance of Final Working Capital Statement. If the Sellers’ Representative disagrees with any item set forth on the Final Working Capital Statement or the calculation of Net Working Capital based thereon, the parties shall work together to resolve any such disagreements, including, but not limited to, providing each other with such financial information regarding the Company as of the Closing Date as each may reasonably request. If the parties are unable to resolve their disagreement regarding the Final Working Capital Statement or the calculation of Net Working Capital based thereon within ten (10) Business Days of the Sellers’ Representative’s receipt of the Final Working Capital Statement, then the parties shall submit the matter to an independent accounting firm willing to abide by the procedures set forth in this Section 2.03(c) and mutually acceptable to Investor and the Sellers’ Representative (the “Neutral Accounting Firm”). The Neutral Accounting Firm shall act as an arbitrator to determine only those issues still in dispute and the determination of the Neutral Accounting Firm shall either adopt the position of the Sellers (as stated by the Sellers’ Representative) or Investor or result in an adjustment that is within the range of those respective positions. If possible, the Neutral Accounting Firm shall make its determination based solely on presentations by the Sellers’ Representative and Investor; provided, that if the Neutral Accounting Firm is unable to reach a conclusion on this basis, the Neutral Accounting Firm shall review such additional information and perform such additional procedures as the Neutral Accounting Firm deems reasonably necessary. The determination of the Neutral Accounting Firm shall be made as promptly as practicable following the date on which the dispute is submitted (and the parties shall direct the Neutral Accounting Firm to use all commercially reasonable efforts to make such determination within thirty (30) days of such date), shall be set forth in a written statement delivered to the Sellers’ Representative and Investor, and shall be final, binding and conclusive on the parties and shall not be appealable or subject to further review. The fees and any expenses of the Neutral Accounting Firm shall be paid by Investor on the one hand and the Sellers (pro-rata in accordance with their respective Ownership Percentages, unless otherwise determined as set forth below) on the other hand within five (5) Business Days of such determination, as follows: (a) if the Neutral Accounting Firm adopts the position of the Sellers, Investor shall bear such fees and expenses; (b) if the Neutral Accounting Firm adopts the position of Investor, the Sellers shall bear such fees and expenses; or (c) if the Neutral Accounting Firm adopts a position within the range of the positions of Investor and the Sellers, each party shall bear that percentage of such fees and expenses deemed reasonable by the Neutral Accounting Firm in light of the final determination and the original positions of Investor and the Sellers. If a retainer is required by the Neutral Accounting Firm, the retainer shall be split equally between Investor and the Sellers; provided, however, that the retainer shall be considered part of the fees and expenses of the Neutral Accounting Firm and if either party has paid a portion of such retainer, that party will be entitled to be reimbursed by the other party to the extent required by this Section 2.03(c). In the event a party does not comply with the procedural and time requirements contained herein or such other procedural or time requirements as the parties otherwise elect in writing, the Neutral Accounting Firm shall render a decision based solely on the evidence it has which was timely filed by the parties. The Final Working Capital Statement shall be deemed finalized at the first to occur of (i) the tenth (10th) Business Day following receipt of the Final Working Capital Statement, if the Sellers’ Representative does not provide written notice of any objections to or disagreements with the Final Working Capital Statement or the determination of Net Working Capital set forth thereon, which notice shall describe such objections in detail, (ii) the date on which the parties agree to a resolution of any objections or disagreements with the Final Working Capital Statement put forth by the Sellers’ Representative or (iii) the date on which the Neutral Accounting Firm delivers its decision to Investor and the Sellers’ Representative.

Section 2.04. Allocation of Purchase Price.

(a) The Sellers and Investor shall allocate the Purchase Price (and adjustments thereto) as provided on Schedule 2.04(a) pursuant to and in accordance with Code Section 338 and the Treasury Regulations thereunder. Investor shall prepare the final allocation in accordance with Schedule 2.04(a), which final allocation shall be delivered at the Closing by Investor pursuant to Section 3.04(c).

(b) The Sellers and Investor shall jointly file with the Internal Revenue Service Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases, which shall be prepared in a manner that is consistent with the foregoing allocation, and the Sellers and Investor shall take no position inconsistent with such allocation in any Return, any proceeding before any taxing authority or otherwise. In the event that such allocation is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning the dispute.

Section 2.05. Required Withholding. Investor shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to the Sellers such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Law. To the extent any such amounts are so deducted or withheld, they shall be treated for all purposes under this Agreement as having been paid to the Person to whom they would otherwise have been paid hereunder. Notwithstanding the foregoing, if Investor determines that withholding is required, Investor shall provide written notice to the Sellers’ Representative at least five (5) Business Days before the withholding is required describing the applicable Law under which withholding is required and indicating the amount of withholding. If the Sellers’ Representative provides an opinion of legal counsel reasonably acceptable to Investor that no withholding is required, then Investor shall not withhold the amount set forth in such written notice.

ARTICLE III

CONDITIONS PRECEDENT TO THE CLOSING

Section 3.01. Investor’s and the Merger Sub’s Conditions to Closing. The obligations of Investor and the Merger Sub to effect the Closing shall be subject to the satisfaction of the following conditions, any or all of which conditions may be waived by Investor in its sole and absolute discretion:

(a) Accuracy of Representations, Warranties and Agreements. The representations and warranties made by the Sellers herein or in any document delivered pursuant hereto shall be true and correct (after giving effect to any notifications and schedule updates made by the Sellers pursuant to Section 6.07 but without giving effect to any Material Adverse Effect or materiality qualifiers therein) when made and on and as of the Closing Date as though made at that time (unless a representation and warranty speaks as to a stated date, in which case such representation shall be true as of such date), except to the extent that all such failures of the representations and warranties to be true and correct, considered collectively, could not reasonably be expected to have a Material Adverse Effect on the Company or adversely affect the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided that, the foregoing notwithstanding, the representations and warranties set forth in Sections 4.01 (other than the third sentence of Section 4.01(a)), 4.02 and 4.03 shall be true and correct in all respects when made and on and as of the Closing Date as though made at the Closing Date (unless a representation and warranty speaks as to a stated date, in which case such representation shall be true as of such date). The Sellers shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them at or prior to the Closing Date and the Sellers shall have delivered to Investor a certificate executed by the Sellers’ Representative on behalf of the Sellers certifying that the conditions set forth in this Section 3.01(a) have been satisfied as of the Closing Date (the “Sellers’ Closing Certificate”).

(b) Consents and Approvals. The Sellers shall have received and delivered to Investor any and all lien waivers, consents and approvals (“Closing Approvals”) set forth on Schedule 3.01(b) attached hereto, which schedule shall include all store and warehouse leases requiring landlord consent to the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to Investor.

(c) Hart-Scott-Rodino Act. All filings required pursuant to the Hart-Scott-Rodino Act will have been made, and any Closing Approvals required thereunder will have been obtained, or the waiting period required thereby will have expired or have been terminated, as the case may be.

(d) Sellers’ Closing Deliveries. Investor shall have received each of the Sellers’ and the Company’s closing deliveries set forth in Section 3.03.

(e) Litigation. (i) No temporary restraining order, preliminary or permanent injunction, or cease and desist order issued by any Governmental Entity preventing the transactions contemplated hereby or the consummation of the Closing shall be in effect or threatened at the Closing Date, (ii) no proceeding seeking to restrict or prohibit the transactions contemplated hereby or the consummation of the Closing shall be pending or threatened on the Closing Date by any Governmental Entity and (iii) no material proceeding seeking to restrict or prohibit the transactions contemplated hereby or the consummation of the Closing which has a reasonable likelihood of success shall be pending or threatened on the Closing Date before any Governmental Entity.

(f) Material Adverse Change. There shall not have been a Material Adverse Change.

(g) Diligence. Investor shall be reasonably satisfied with the results of its due diligence examination of the Company. Investor acknowledges that (A) except for the items listed on Schedule 3.01(g), it has completed its due diligence examination of the Company and is satisfied with the results of such due diligence examination, and (B) the information included on the disclosure schedules delivered on the Execution Date does not form the basis for any such dissatisfaction.

(h) Repayment of Debt. Investor shall have received evidence reasonably satisfactory to it (including, at Investor’s sole discretion, UCC-3 termination statements authorized by the applicable lenders) that the Sellers have caused the Company to repay all outstanding Debt other than Debt set forth on Schedule 3.01(h) that is outstanding as of the date of this Agreement and that the Inventory is free and clear of all Liens other than Liens set forth on Schedule 3.01(h) that are outstanding as of the date of this Agreement.

(i) Related Party Transactions. Investor shall have received evidence reasonably satisfactory to it that (i) the Company has repaid all Debt or other amounts payable to any of its Affiliates (other than amounts payable pursuant to any of the Leases); and (ii) each of the Company’s Affiliates has repaid all Debt or other amounts payable to the Company (or that such Debt will be repaid concurrent with the Closing).

(j) Affiliate Lease Amendments. Investor shall have received from Sellers amendments to the Leases with Affiliates of the Company described on Schedule 3.01(j) attached hereto containing terms substantially as set forth on Schedule 3.01(j) attached hereto, duly executed by each applicable Affiliate.

(k) Opinion of Counsel. Investor shall have received an opinion, dated as of the Closing Date, of Ice Miller, counsel to the Company, in substantially the form set forth on Exhibit F attached hereto.

(l) Financing. As of the Closing Date, the Company shall have obtained debt financing described in the Wachovia Commitment Letter.

(m) New 2004 Audited Financial Statements. The Company shall have delivered to the Investor the New 2004 Audited Financial Statements and the New 2004 Audited Financial Statements shall not differ in any material respect from the Annual Financial Statements for the fiscal year ended March 31, 2004, as determined by Investor acting in good faith.

(n) Trademark License. The Company and Affinity Logistic Corp. shall have executed an amendment, in form and substance reasonably satisfactory to Investor, to the Independent Contractor Agreement, dated as of March 4, 2003, which amendment shall grant to Affinity Logistic Corp. a license to use certain of the Company’s Marks subject to customary limitations.

(o) Intercreditor Agreements and Amendments. (i) GE Commercial Distribution Finance Corporation shall have entered into an intercreditor and subordination agreement regarding amounts payable, and security interests granted, under the GE Wholesale Financing Agreement, (ii) Electrolux Home Products, Inc. shall have entered into an intercreditor and subordination agreement regarding amounts payable, and security interests granted, under the Consignment Agreement dated September 24, 2003, and (iii) GE Capital Consumer Card Co. shall have entered into an amendment to the Private Label Consumer Credit Card Program Agreement dated August 26, 2004 to reset the financial covenants to reflect the Merger and the financing extended to the Company in connection therewith, and such amendment and each intercreditor and subordination agreement shall be in form and substance reasonably satisfactory to Investor, Congress Financial Corporation (Central) and Wachovia Bank, N.A.

(p) Releases. Each Person that has exercised, or is exercising concurrent with the Closing, a stock appreciation right granted by the Company shall have executed and delivered to Investor an agreement, in form and substance reasonably satisfactory to Investor, that (i) provides for release language substantially similar to that set forth in Section 7.05 and (ii) confirms that his or her obligations under the confidentiality, nonsolicitation and noncompete agreement executed in connection with the receipt of such stock appreciation right continue to be valid and binding.

Section 3.02. Sellers’ Conditions to Closing. The obligations of the Sellers to effect the Closing under this Agreement are subject to the satisfaction of the following conditions, any or all of which may be waived by the Sellers’ Representative in his sole and absolute discretion:

(a) Accuracy of Representations, Warranties and Agreements. The representations, warranties and agreements of Investor herein shall be true and correct in all material respects on the Closing Date. Investor shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it at or prior to the Closing Date and Investor shall have delivered to the Sellers’ Representative a certificate certifying that the conditions set forth in this Section 3.02(a) are satisfied in all material respects as of the Closing Date (the “Investor Closing Certificate”).

(b) Consents and Approvals. Investor shall have received all Closing Approvals necessary to consummate the transaction contemplated by this Agreement all in form and substance reasonably satisfactory to the Sellers’ Representative.

(c) Litigation. No temporary restraining order, preliminary or permanent injunction, or cease and desist order issued by any Governmental Entity preventing the transactions contemplated hereby or the consummation of the Closing, shall be in effect or threatened at the Closing Date, and no proceeding by any Governmental Entity seeking to restrict or prohibit the transactions contemplated hereby or the consummation of the Closing shall be pending or threatened on the Closing Date.

(d) Investor’s Closing Deliveries. The Sellers’ Representative shall have received the Closing Payment and each of Investor’s closing deliveries set forth in Section 3.04.

(e) Hart-Scott-Rodino Act. All filings required pursuant to the Hart-Scott-Rodino Act will have been made, and any Closing Approvals required thereunder will have been obtained, or the waiting period required thereby will have expired or have been terminated, as the case may be.

Section 3.03. Closing Deliveries of the Sellers and the Company. At the Closing, the Company and the Sellers shall have delivered the following to Investor:

(a) Certificates representing the Merger Shares duly endorsed for transfer to the Company and accompanied by an appropriate stock power;

(b) The stock ledger, minute book, corporate seal and any other corporate records of the Company;

(c) A certificate of existence from the State of Indiana, and the equivalent thereof for each state in which the Company is qualified to do business, each dated within five (5) Business Days before the Closing Date, certifying that the Company is validly existing and, to the extent applicable, in good standing under the applicable Laws of the state;

(d) Counterparts to the Related Agreements to which the Company and/or each Seller are a party;

(e) Resignations of all of the directors of the Company other than Jerry W. Throgmartin, and the resignation of each person who is a trustee, custodian or authorized signatory under any employee benefit plan of the Company, effective as of the Closing Date, as designated by Investor;

(f) The Sellers’ Closing Certificate;

(g) The Preliminary Working Capital Statement;

(h) Counterparts of Form 8023, executed by the Sellers in connection with Section 338(h)(10) election for federal income tax purposes contemplated by Section 2.03(b), as well as any other equivalent election for state tax purposes; and

(i) Such further certificates, instruments and other documents requested by Investor as may be reasonably required to effectively carry out the intent of this Agreement.

Section 3.04. Closing Deliveries of Investor. At the Closing, Investor shall deliver the following to the Sellers:

(a) The Investor Closing Certificate;

(b) Counterparts to the Related Agreements to which Investor is a party;

(c) The final allocation of the Purchase Price (and adjustments thereto) in accordance with Schedule 2.04(a);

(d) Counterparts of Form 8023, executed by the Investor, in connection with Section 338(h)(10) election for federal income tax purposes contemplated by Section 2.03(b), as well as any other equivalent election for state tax purposes;

(e) A certificate of good standing from the State of Delaware, and the equivalent thereof for each state in which Investor is qualified to do business, each dated within five (5) Business Days before the Closing Date, certifying that Investor is validly existing and in good standing under the applicable Laws of the state;

(f) A certificate of good standing from the State of Indiana, and the equivalent thereof for each state in which Merger Sub is qualified to do business, each dated within five (5) Business Days before the Closing Date, certifying that Merger Sub is validly existing and, to the extent applicable, in good standing under the applicable Laws of the state;

(g) Such further certificates, instruments and other documents requested by the Sellers’ Representative as may be reasonably required to effectively carry out the intent of this Agreement; and

(h) Counterparts of indemnity agreements in form and substance reasonably acceptable to Sellers’ Representative regarding the Company’s obligation to indemnify each of Jerry W. Throgmartin, Dennis L. May and Michael D. Stout from and against liabilities arising out of the performance of their respective duties as officers of the Company.

Section 3.05. Closing Deliveries of the Company. At the Closing, the Company shall deliver the Closing Payment as follows:

(a) Nine Million Four Hundred Thousand Dollars ($9,400,000) of the Closing Payment (the “Escrow Amount”) shall be delivered to the Escrow Agent in accordance with the terms of the Escrow Agreement, which terms shall provide that, subject to retention of amounts pursuant to the Escrow Agreement with respect to any pending claims pursuant to Article VIII or Article X, (i) Four Million Seven Hundred Thousand Dollars ($4,700,000) of the Escrow Amount less the amount of any payment previously made to the Company from the Escrow Amount as a result of an indemnity claim or a downward adjustment to the Purchase Price pursuant to Section 2.03(b) (or, if the amount of such adjustment has been disputed and such dispute has not yet been resolved pursuant to Section 2.03(c), less the claimed amount of such adjustment based on the Final Working Capital Statement delivered by Investor) shall be released on the later of (A) June 30, 2005 and (B) twenty-one (21) days after audited financial statements for the fiscal year ended March 31, 2005 are made available and delivered to Investor, and (ii) the remainder of the Escrow Amount shall be released on the later of (A) June 30, 2006 and (B) twenty-one (21) days after audited financial statements for the fiscal year ended March 31, 2006 are made available and delivered to Investor.

(b) The remainder of the Closing Payment shall be delivered to the Sellers’ Representative who shall distribute such amount in the following manner: Each Seller shall receive an amount of the Closing Payment equal to the number of Merger Shares owned by such Seller multiplied by the Per Share Closing Payment less such Seller’s pro-rata portion of the Escrow Amount based on his or her Ownership Percentage as set forth on Exhibit A hereto.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND

AGREEMENTS OF THE COMPANY AND THE SELLERS

The Company and the Sellers, jointly and severally (except as specifically otherwise set forth in Section 4.02), represent and warrant to each of Investor and Merger Sub as follows (with the understanding that (i) each of Investor and Merger Sub is relying on such representations and warranties in entering into and performing this Agreement and (ii) each reference to the “Company” in this Article IV shall be deemed to be a reference to the Company and each of its subsidiaries):

Section 4.01. Organization and Standing; Authority.

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Indiana. The Company has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it. Except as set forth on Schedule 4.01(a), the Company is qualified to do business in every jurisdiction in which the nature of its business or ownership of its assets makes such qualification necessary, except where the failure to be so qualified would not result in a material liability or obligation of the Company. The Company has the full capacity, right, power and authority to enter into, execute and deliver this Agreement and any and all Related Agreements to which it is a party, to consummate the transactions contemplated by this Agreement and any and all Related Agreements to which it is a party, and to comply with and fulfill the terms and conditions of this Agreement and any and all Related Agreements to which it is a party.

(b) Except as set forth on Schedule 4.01(b), the execution, delivery and performance of this Agreement and any and all Related Agreements to which it is a party by the Company has been authorized by all necessary corporate action on the part of the Company and each constitutes a valid and binding obligation of the Company, enforceable in accordance with its respective terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies. Except as set forth on Schedule 4.01(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions of this Agreement or the Related Agreements to which it is a party, will:

(i) Conflict with, violate, result in a breach or violation of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, give rise to any right of termination, cancellation, or acceleration under, or require a consent or waiver under any provision of the Articles of Incorporation or Bylaws of the Company, or any of the terms, conditions or provisions of any note, Lien, bond, Lease, mortgage or indenture, or material license, lease, loan, contract, commitment, agreement, understanding, arrangement, restriction or other instrument or obligation to which the Company is a party or by which the Company or any of the properties or assets of the Company may be bound;

(ii) Violate, or conflict with, in any material respect any Law applicable to the Company or to any properties or assets of the Company; or

(iii) Conflict with, violate or cause the termination of any material Permit held by the Company;

(iv) Constitute an event which, with or without notice, lapse of time, or action by a third party, could result in the creation of any Lien upon any properties or assets of the Company, cause the maturity of any material liability, obligation or debt of the Company to be accelerated or increased or result in the loss of any material benefit to which the Company is entitled under any Contract or Lease.

(c) Except as set forth on Schedule 4.01(c) or described in Section 6.10, the execution, delivery, and performance by the Company of this Agreement and any Related Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby or thereby will require any notice to, filing with, or consent, authorization or approval from any Governmental Entity or any other Person.

Section 4.02. Authority of the Sellers; No Violation. Each Seller represents as follows only with respect to himself or herself and the Shares set forth opposite his or her name on Exhibit A:

(a) He or she has the full capacity, right, power and authority to enter into, execute and deliver this Agreement and any and all Related Agreements to which he or she is a party, to consummate the transactions contemplated by this Agreement and any and all Related Agreements to which he or she is a party, and to comply with and fulfill the terms and conditions of this Agreement and any and all Related Agreements to which he or she is a party. This Agreement and all Related Agreements to which he or she is a party each constitute a valid and binding obligation of him or her enforceable in accordance with its respective terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by him or her with any of the provisions of this Agreement or any of the Related Agreements to which he or she is a party will constitute an event which, with or without notice, lapse of time, or action by a third party, could result in the creation of any Lien upon any of the Shares owned by him or her.

(b) Except as set forth on Schedule 4.02 or described in Section 6.10, the execution, delivery, and performance by him or her of this Agreement and any Related Agreements to which he or she is a party and the consummation by him or her of the transactions contemplated hereby or thereby will not (i) require any notice to, filing with, or consent, authorization or approval from any Governmental Entity or any other Person, (ii) violate, or conflict with, in any material respect any law applicable to such Seller or (iii) conflict with, violate, result in a breach or violation of, constitute a default (or an event which, with or without notice or lapse of time or both, would cause a default) under, give right to any right of termination, cancellation, or acceleration under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, lien, bond, mortgage, indenture, license, lease, loan, contract, commitment, agreement, understanding, arrangement, restriction or other instrument or obligation to which such Seller is a party.

(c) He or she is the lawful owner of record and owns beneficially that number of Shares set forth opposite his or her name on Exhibit A hereto, free and clear of all Liens and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto except as set forth on Schedule 4.02. Except for this Agreement and the Related Agreements, there are no agreements or understandings between such Seller and any other Person with respect to the acquisition, disposition, transfer, registration, or voting of, or any other matter pertaining or relating in any way to, the Shares except as set forth on Schedule 4.02. At the Closing, Investor will receive good and valid title to the Shares owned by him or her, free and clear of all Liens.

Section 4.03. Capital Structure of the Company and Related Matters; Owners of Shares; Subsidiaries.

(a) The total authorized, issued and outstanding capital stock of the Company as of the date hereof is set forth on Exhibit A. All of the issued and outstanding shares of capital stock of the Company are owned by the Sellers. All outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable and none of such shares was issued in violation of any preemptive right. Except as set forth on Schedule 4.03(a), there are no outstanding options, warrants or other rights of any kind to acquire any shares of the Company’s capital stock, nor any outstanding securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any shares of the Company’s capital stock. Except as set forth on Schedule 4.03(a), the Company is not committed to issue or deliver or to repurchase, redeem or otherwise acquire any such option, warrant, right, security or capital stock of the Company.

(b) Except as set forth on Schedule 4.03(b), the Company does not have any direct or indirect ownership interest or investment of any kind in any Person. Except as set forth on Schedule 4.03(b), the Company is not a party to any joint venture with any other Person and has no relations with any special purpose entities. HHG Distributing, LLC and each other subsidiary set forth on Schedule 4.03(b) is a “qualifying Subchapter S subsidiary” within the meaning of the Code.

Section 4.04. Transactions with Certain Persons. Except for compensation paid for services rendered in the ordinary course of the Business or except as set forth on Schedule 4.04, the Company is not owed any amount from, owes no amount to, or guaranties any amount owed by, has no contracts with and has no commitments to: (a) any of the Sellers; (b) any employee of the Company; or (c) any Affiliate. Except as set forth on Schedule 4.04, no officer or director of the Company (except in his or her capacity as such) has any direct or indirect interest in (i) any property or assets of the Company (except as a shareholder), (ii) any competitor, customer, supplier or agent of the Company or any other Person having any business dealings or a business relationship with the Company; or (iii) any Person which is a party to any contract or agreement with the Company. To the Knowledge of the Company and the Sellers, based on a review of the prevailing rental market in the various locations in which the Company’s stores are located and a comparison of the terms of the Affiliate Leases to the leases of stores by the Company from non-affiliated persons, the terms of each of the Affiliate Leases, including, without limitation, the amount of rent payable thereunder, are no less favorable to the Company than terms that would be available through arms-length negotiations with unaffiliated parties. No property that is the subject of an Affiliate Lease under which a Seller or an Affiliate (other than a sibling) of a Seller is the lessor is encumbered by a mortgage or deed of trust. To the Knowledge of the Company and the Sellers, based on a review of the prevailing rental market, the terms of the Aircraft Hourly Rental Agreement, dated August 5, 2002, between the Company and Throgmartin Leasing, LLC, including, without limitation, the amount of rent payable thereunder, are no less favorable to the Company than terms that would be available through arms-length negotiations with unaffiliated parties.

Section 4.05. Financial Statements.

(a) True and complete copies of the audited balance sheets of the Company as of March 31, 2002, 2003 and 2004 and the related audited income statements and statements of cash flows for the fiscal years ended March 31, 2002, 2003 and 2004, respectively (collectively, the “Annual Financial Statements”), and the internally prepared balance sheets and income statements of the Company as of August 31, 2004 and for the five (5) months then ended (the “Interim Financial Statements”) are attached hereto as Schedule 4.05(a) (collectively the “Financial Statements”). The Financial Statements are, and the Monthly Financial Statements, when delivered, will be, true, correct and complete, and have been, or will have been, prepared from the books and records of the Company in accordance with GAAP consistently applied except for the absence of notes and year end adjustments in the case of the Interim Financial Statements and the Monthly Financial Statements. The balance sheets included in the Financial Statements fairly present, and the Monthly Financial Statements, when delivered, will fairly present, the financial condition of the Company as of the respective dates thereof, and the income statements and statement of cash flows included therein, when delivered, will fairly present the results of operations of the Company for the periods indicated. The Financial Statements contain and reflect adequate provisions for all reasonably anticipated liabilities and adequate reserves for all reasonably anticipated losses, costs and expenses in accordance with GAAP, including reserves for uncollectible accounts receivable, reserves related to general liability, automobile liability and workers’ compensation obligations and claims under Extended Service Plans in effect on the date hereof.

(b) The Company maintains a system of internal accounting controls and procedures that the management of the Company reasonably believes is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Schedule 4.05(b) sets forth a true and correct list of all non-audit services set forth in Section 201 of Title II of the Sarbanes-Oxley Act of 2002 (i) performed by Ernst & Young LLP on behalf of the Company since March 31, 2001, (ii) performed by KPMG LLP on behalf of the Company since the date on which it was first engaged to perform any services on behalf of the Company, and (iii) for which any outside accounting firms are currently engaged to perform on behalf of the Company.

Section 4.06. Outstanding Debt and Related Matters. All outstanding Debt of the Company is set forth in the Financial Statements. There exists no material default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto. Except as set forth on Schedule 4.06, none of the Sellers nor any other Person has guaranteed any obligation of the Company, including obligations with respect to Debt. Schedule 4.06 sets forth all outstanding letters of credit issued on behalf of the Company. Prior to or in connection with the Closing, the Sellers have caused (or will have caused) the Company to repay all outstanding Debt except as set forth on Schedule 3.01(h). Upon such repayment of outstanding Debt, the Inventory will be free and clear of all Liens except as set forth on Schedule 3.01(h).

Section 4.07. Taxes. Except as set forth on Schedule 4.07:

(a) The Company has timely filed all Returns that are required to be filed with respect to all Tax periods that end on or before the Closing Date and all such Returns are true, correct and complete.

(b) All Taxes that are due and payable by the Company with respect to all Tax periods that end on or before the Closing Date have been paid.

(c) There is no pending or, to the Knowledge of the Sellers and the Knowledge of the Company, threatened claim by a Taxing Authority in a jurisdiction wherein the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction.

(d) At all times since June 1, 1960, the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, and the Company will be an S corporation at all times up to and including the Closing Date. The Company does not have any liability for Taxes under Section 1374 of the Code.

(e) There is not now in force any extension of time with respect to the date on which any Return was or is due to be filed by or on behalf of or with respect to the Company, or any waiver or agreement by the Company for an extension of time for the assessment of any Tax.

(f) The Company is not subject to any penalty by reason of a violation of any order, rule or regulation of, or with respect to any Return required to be filed with, any Taxing Authority.

(g) The Company does not have any pending requests for a ruling with any Taxing Authority.

(h) There are no Liens for Taxes upon the assets of the Company except Liens for current Taxes not yet due and payable.

(i) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j) The Company is not a nonresident alien individual, foreign person, or foreign corporation for purposes of the provisions of Sections 871, 882 or 1445 of the Code.

(k) The Company is not a party to any Contract that would result, separately or in the aggregate, in the payment of and has not previously made any “excess parachute payments” within the meaning of Code Section 280G.

(l) The Company is not a party to any express Tax settlement agreement, arrangement, policy or guideline, formal or informal, as of the Closing Date, and the Company has no obligation to make payments under any such arrangement.

(m) The Company has not been a party to any Tax allocation or sharing agreement.

(n) The Company has made all withholding of Taxes required to be made under all applicable Laws, including, without limitation, withholding with respect to sales and use Taxes and compensation paid to any employee, independent contractor, creditor of the Company or other third party and the amounts withheld have been properly and timely paid over to the appropriate Taxing Authority. The transactions contemplated by this Agreement are not subject to the Tax withholding provisions of Section 3406 of the Code or of Subchapter A of Chapter 3 of the Code, or of any comparable provision of Law.

(o) The Company has no liability for the Taxes of any other person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

Section 4.08. Compliance with Laws; No Default or Litigation. Except as set forth on Schedule 4.08:

(a) The Company is not in default or violation (nor has any event occurred which, with or without notice or lapse of time or both, would constitute a default or violation or has the Company received any notice from, or been advised that, any Governmental Entity or other Person is claiming any violation or potential violation) under any Law (including, without limitation, Environmental, Health and Safety Laws and any Laws relating to antitrust, civil rights, health, or occupational health and safety); that could result in any material liability or obligation on the part of the Company.

(b) There are no actions, suits, claims, investigations, complaints, grievances, legal arbitrations or administrative proceedings in progress, pending, or, to the Knowledge of the Sellers or to the Knowledge of the Company, threatened by or against the Company or any of its assets or any of the Sellers with respect to the Shares or the transactions contemplated hereby whether at law or in equity, whether civil or criminal in nature, or whether before or by a Governmental Entity and all such matters set forth on Schedule 4.08 are covered by insurance and will not in the aggregate result in a material liability or obligation of the Company; and

(c) Neither the Company nor any of the Sellers has been charged with or received any notice of any violation of any Law relating to either the Company, any of the properties or assets of the Company, the Shares, or the transactions contemplated by this Agreement and there is no pending or, to the Knowledge of the Sellers or to the Knowledge of the Company, threatened investigation of the Company or the Sellers that could result in such charge or notice in the future.

Section 4.09. Absence of Certain Changes. Except as set forth on Schedule 4.09 hereto, since March 31, 2004 there has not been any: (a) damage, destruction, or casualty or personal injury or loss, whether or not insured, affecting a material portion of the assets or properties of the Company; (b) material change in the Company’s customary methods of operations or the manner in which the Business is conducted; (c) change in the Company’s accounting policies, procedures or methodologies or tax principles, practices or policies, (d) any increase in reserves or any revaluation of any of the Company’s assets; (e) sale, transfer or assignment of any material tangible or intangible asset of the Company, except in the ordinary course of the Business; (f) material mortgage, pledge or imposition of any Lien on any asset of the Company, or material lease of real property, machinery, equipment or buildings entered into by the Company; (g) declaration, setting aside or payment of any dividend or any other distribution in respect of any capital stock or other securities of the Company or, directly or indirectly, any purchase, redemption, issuance, or other acquisition or disposition by the Company of any shares of capital stock or other securities or grant of any option relating to its authorized shares of capital stock, except regularly scheduled quarterly dividends to pay Taxes that are due and payable by the Sellers and attributable to the earnings of the Company; (h) capital investment in, loan to, or acquisition of the securities or assets of (including by merger or consolidation), any other Person; (i) increase in the compensation, bonus or other benefits payable to directors, consultants, officers or employees of the Company, other than increases in the ordinary course of business consistent with past practice or payments made in the ordinary course of the Business consistent with past practice; (j) delay or postponement of any accounts payable or other material liabilities or acceleration or acceptance of the prepayment of any notes or accounts receivable outside the ordinary course of the Business; (k) change made or authorization to make a change to the Company’s Articles of Incorporation or Bylaws; (l) amendment or termination of any material contract, agreement or Permit, (m) waiver, settlement or release of any material right or claim relating to the Business, except in the ordinary course of the Business, (n) write-off as uncollectible any notes or accounts receivable related to the Business, except write-offs in the ordinary course of the Business charged to applicable reserves, none of which individually or in the aggregate is material to the Business; (o) change in the terms of Extended Service Plans sold, (p) capital expenditure not in accordance with the capital expenditure plan included in the Confidential Memorandum, (q) event or condition of any character that constitutes or could reasonably be expected to constitute a Material Adverse Effect; or (r) agreement, whether or not in writing, to do any of the foregoing.

Section 4.10. Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.10 or in the Financial Statements or notes thereto, the Company has no material liabilities, either direct or indirect, accrued, matured or unmatured or absolute, contingent or otherwise (whether or not required to be reflected in Financial Statements in accordance with GAAP), other than those liabilities which are not unusual in nature or amount incurred, consistent with past practice in the Business, in or as a result of the normal and ordinary course of the Business.

Section 4.11. Real Property.

(a) Real Property Defined. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned (the “Owned Real Property”) or leased (the “Leased Real Property”) by the Company are listed on Schedule 4.11(a) (Owned Real Property and Leased Real Property are collectively referred to herein as the “Real Property”). The Real Property constitutes all of the real property interests owned, leased or occupied in whole or in part by the Company or which are used in connection with the Business.

(b) Leases. Except as otherwise contemplated by this Agreement, any leases for Real Property (the “Leases”) are, and at the Closing shall be, in full force and effect and, except as otherwise specified in this Agreement, have not been assigned, modified, supplemented or amended by the Company or a predecessor tenant. True, correct and complete copies of the Leases have been made available to Investor. The Company is not in default in any material respect under any of the Leases, and, to the Knowledge of the Sellers and the Company, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a material default thereunder. No landlord under any Lease is in material default under any of the Leases, and, to the Knowledge of the Sellers and the Company, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a material default thereunder.

(c) Access. The buildings and structures included on the Real Property currently have access to (i) public roads or valid easements over private streets or private property for ingress to and egress from all such buildings and structures, and (ii) all appropriate public utilities at customary rates, in each case to the extent necessary for the conduct of the Business as it is currently conducted. All utilities serving the Real

Property are adequate and have sufficient capacity to serve the Real Property if used in a manner consistent with the Company’s current use of the Real Property.

(d) With respect to the Owned Real Property:

(i) There is no condemnation proceeding, eminent domain proceeding or compulsory acquisition order, as applicable, pending or, to the Knowledge of the Sellers and the Company, threatened against the Owned Real Property;

(ii) The Owned Real Property is occupied under a valid and current certificate of occupancy or the like, if applicable; there are to the Knowledge of the Sellers and the Company no facts which would prevent the Owned Real Property from being occupied after the Closing Date in substantially the same manner as before;

(iii) The Owned Real Property does not violate, and all improvements are constructed in compliance with, any applicable Laws including, without limitation, any building, zoning, fire or environmental laws or codes, except to the extent any such violations could not be reasonably expected to result in any material liability or obligation on the part of the Company;

(iv) There are no outstanding variances or special use permits affecting the Owned Real Property or its uses;

(v) No notice of a violation of any Laws, or of any covenant, condition, easement or restriction affecting the Owned Real Property or relating to its use or occupancy has been given to the Company;

(vi) All buildings, improvements and structures situated on the Owned Real Property, if any, are without material structural defects, are in good operating condition and are in a state of good maintenance and repair (subject to normal wear and tear), and are adequate for the uses to which they are put; and

(vii) The Company holds good, valid and marketable fee simple title to the Owned Real Property free and clear of all Liens, other than minor title imperfections and easements and encroachments created by the Company which do not adversely affect the use or operation of the Owned Real Property by the Company.

(e) With respect to the Leased Real Property:

(i) There is no condemnation proceeding, eminent domain proceeding or compulsory acquisition order, as applicable, pending or to the Knowledge of the Sellers and the Company threatened against the Leased Real Property;

(ii) The Leased Real Property is occupied under a valid and current certificate of occupancy or the like, if applicable; there are to the Knowledge of the Sellers and the Company no facts which would prevent the Leased Real

Property from being occupied after the Closing Date in substantially the same manner as before;

(iii) The Leased Real Property does not violate, and all improvements are constructed in compliance with, any applicable Laws including, without limitation, any building, zoning, fire or environmental laws or codes, except to the extent any such violations could not be reasonably expected to result in any material liability or obligation on the part of the Company;

(iv) No notice of a violation of any Laws, or of any covenant, condition, easement or restriction which is material to the Leased Real Property or its use or occupancy has been given to the Company;

(v) All buildings, improvements and structures situated on the Leased Real Property are without material structural defects, are in good operating condition and in a state of good maintenance and repair (subject to normal wear and tear), and are adequate for the uses to which they are put except for inadequacies which in the aggregate would not result in a material liability or obligation of the Company;

(vi) Schedule 4.11(e)(vi) sets forth a list of all Leases where the lessor is either a Seller or an Affiliate thereof (the “Affiliate Leases”);

(vii) The Company holds good, valid and marketable leasehold title to the Real Property free and clear of all Liens, other than minor title imperfections and easements and encroachments created by the Company which do not adversely affect the use or operation of the Leased Real Property by the Company;

(viii) Except as set forth on Schedule 4.11(e)(viii), the Company has obtained a nondisturbance agreement from the lender of each lessor of a Leased Real Property which interest in such Leased Real Property is encumbered by a mortgage or deed of trust; and

(ix) Except as set forth on Schedule 4.11(d)(ix), no Leased Real Property is subject to any sublease, license, concession agreement or other similar occupancy agreement.

Section 4.12. Personal Property.

(a) Schedules 4.12 sets forth, lists or otherwise describes all equipment, machinery, furniture, fixtures and improvements and vehicles owned by the Company (the “Owned Personal Property”) or leased by the Company (the “Leased Personal Property” and together with the Owned Personal Property, the “Personal Property”) having a book value exceeding twenty-five thousand dollars ($25,000). Except as set forth on Schedule 4.12, the Company has good, valid and marketable title to the Owned Personal Property free and clear of Liens, except for Liens for property taxes not yet due and payable. With respect to Leased Personal Property, Schedule 4.12 identifies and provides reasonable detail with respect to the applicable leases, including the Personal Property subject to the lease, the annual lease payments, the name and address of the lessor and the remaining term of the lease with respect to: (i) leases with total remaining obligations (determined as of the date of the Interim Financial Statements) in excess of twenty-five thousand dollars ($25,000); and (ii) leases ending within one (1) calendar year of the Closing Date. True and complete copies of all such leases have been delivered to Investor, and each of such leases is in full force and effect and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms. Except as set forth on Schedule 4.12, no consent of any lessor of the Personal Property is required in connection with the transactions contemplated by this Agreement, nor do the transactions contemplated by this Agreement give rise to a termination of any lease of Personal Property or any acceleration of payments or loss of a material benefit thereunder, either at the election of the lessor or otherwise.

(b) The Personal Property is in material compliance with all applicable Laws including, without limitation, applicable zoning, environmental, motor vehicle safety and occupational safety and health Laws.

(c) The Personal Property is adequate and sufficient for the continued operation of the Business in the manner conducted by the Company prior to the Closing Date and such assets are structurally sound and are in good operating condition and repair (subject to normal wear and tear) and adequate for the uses to which they are put, except for routine replacement, maintenance and repair.

Section 4.13. Intellectual Property.

(a) The Company owns, licenses, or possesses sufficient rights to make, use, offer for sale, sell, develop, license, distribute, modify, and otherwise use or exploit indefinitely the Intellectual Property used in, necessary or useful for the conduct of the Business as now conducted.

(b) Schedule 4.13(b) sets forth a complete and accurate list of all Intellectual Property owned by the Company and used in, necessary or useful in the conduct of the Business. The Intellectual Property listed on Schedule 4.13(b), together with the Intellectual Property that is the subject of the Licenses, constitutes all the Intellectual Property used in, necessary or useful for the conduct of the Business in the manner in which it is currently, or historically has been, conducted.

(c) Except as otherwise indicated on Schedule 4.13(b), no Person has any ownership of or any right to use any of the Intellectual Property listed on Schedule 4.13, and the Company is the owner of all right, title, and interest in and to the Intellectual Property listed on Schedule 4.13(b), free and clear of all Liens. No Affiliate of the Company has any right, title, or interest in any Intellectual Property.

(d) To the Knowledge of the Company, none of the Intellectual Property set forth on Schedule 4.13(b) is or has been infringed, interfered with, misappropriated, or, to the Company’s Knowledge, has been challenged or threatened in any way. Neither the operation of the Business, nor the Intellectual Property or the subject matter thereof, nor any process or Know-How used by the Company, infringes or misappropriates or is alleged to infringe or misappropriate, any valid, enforceable Intellectual Property right or other proprietary right of any other Person in a manner that when aggregated would result in a material liability or obligation of the Company. The Company has no Knowledge of any facts or circumstances that would render any Intellectual Property invalid or unenforceable. All Company Intellectual Property will be fully transferable, alienable or licensable without restriction and without payment of any kind to any third party.

(e) No Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer, provision, sale or licensing thereof by the Company or that may affect the validity, use or enforceability of such Intellectual Property.

(f) Each item of Intellectual Property set forth on Schedule 4.13(b) that is the property of the Company is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is valid and enforceable. All necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property. There are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(g) All Intellectual Property owned by the Company that is used in, necessary to, or which would be infringed by the conduct of Business by the Company as presently conducted or currently planned to be conducted was written, invented, developed and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, in any such Intellectual Property, to the Company, and no third party owns or has any rights to any such Intellectual Property. In each case in which the Company has acquired or purported to acquire any Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company.

(h) All contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property used in, necessary or useful for the conduct of the Business as now conducted and as currently planned to be conducted by the Company (including agreements to provide or receive services related to Software) (the “Licenses”) are listed on Schedule 4.13(h); provided, however that Schedule 4.13(h) need not list “off-the-shelf” Licenses for software (or maintenance therefor) used in the day-to-day business operations of the Company, provided that such software was not custom written and the source code of such software was not custom modified by or on behalf of the Company. The Licenses are valid, binding and enforceable, are in full force and effect and, except as otherwise specified on Schedule 4.13(h), will continue in full force and effect after the Closing without the consent of any other party. Company is not in breach of, nor has the Company failed to perform under, any of the Licenses and, to the Company’s Knowledge, no other party to any License is in breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated in this Agreement (i) will neither violate nor result in the breach, modification, termination or suspension of (or give the other party thereto the right to cause any of the foregoing) any of the Licenses referenced in this paragraph, (ii) will not result in the payment of any additional amounts or consideration other than the ongoing fees, royalties or other payments which the Company would otherwise have been required to pay to had the transactions contemplated by this Agreement not occurred and (iii) will not violate or conflict with any Intellectual Property or other rights of any Person.

(i) The Company has complied with all applicable Laws and its internal privacy policies relating to (i) the privacy of purchasers of the Company’s products and services, and users of all Websites owned, maintained or operated by the Company and (ii) the collection, storage and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company except for failures to comply which in the aggregate would not result in a material liability or obligation of the Company. Copies of the current privacy policies of the Company, including the privacy policy included in the Company’s Website, are attached to Schedule 4.13(i).

Section 4.14. Contracts.

(a) Schedule 4.14 lists all of the following contracts, agreements, arrangements, and understandings (whether oral or in writing) including all amendments thereto, to which the Company is a party (or by which any of its properties or assets are bound) (the “Contracts”); provided, however, that an agreement need not be disclosed on Schedule 4.14 and shall not be deemed a “Contract” if it requires the Company to pay, or authorizes the Company to receive, aggregate payments of twenty-five thousand dollars ($25,000) or less in any given year, except that this limitation shall not apply to subparagraphs (ii), (iv), (v), (vi), (vii), (x), (xi), (xii), (xiv), (xv), (xvi) or (xvii):

(i) Contracts, agreements, arrangements and understandings (whether oral or in writing) involving capital leases or capital expenditures or requiring the Company to make, or authorizing the Company to receive, payments;

(ii) Loans, lines of credit, letters of credit, indentures, promissory notes, security agreements, pledges, mortgages, hypothecations, loan agreements, guaranties, or other payment or collateral obligations;

(iii) Agreements with vendors;

(iv) Agreements of guaranty or indemnification;

(v) Agreements, contracts, and commitments containing any covenant, condition, or promise limiting the right of the Company to engage in any line of business or activity or compete with any Person;

(vi) Employment agreements, contracts, policies, and commitments with or between the Company and any of its employees, directors, or officers, including without limitation, those relating to severance;

(vii) Agreements with employees as a group or individually;

(viii) Contracts with subcontractors and other service providers;

(ix) Contracts (including rebate programs) with suppliers and vendors of parts, equipment, consumables and other items used by the Company in the ordinary course of the Business;

(x) Contracts with any present or former stockholder, director or employee or any Affiliate of the foregoing;

(xi) Profit sharing, stock option, stock purchase, stock appreciation, deferred compensation or other equity-based or profit sharing plan or arrangement for the benefit of the Company’s current or former directors, officers and employees;

(xii) Contracts that include minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company or any customer, licensee or lessee thereof;

(xiii) Agreements to sell, lease or otherwise dispose of any assets or properties of the Company other than in the ordinary course of the Business;

(xiv) Joint venture, partnership or other similar agreements;

(xv) Shareholder agreements;

(xvi) Any other agreement that is material to the Company; and

(xvii) All commitments to enter into any of the foregoing.

(b) All of the Contracts are valid and binding obligations of the Company, are enforceable in accordance with their respective terms except as would not be reasonably expected to have a Material Adverse Effect on the Company, are in full force and effect and, except as otherwise specified on Schedule 4.14, will continue in full force and effect after the Closing without the consent of any other party. Except as set forth on Schedule 4.14, none of the Contracts contain any provision that is triggered by a change of control of the Company or by any transactions contemplated by this Agreement. Except as set forth on Schedule 4.14, (i) none of the Contracts contain a provision imposing a penalty if any of the amounts due thereunder are prepaid; and (ii) there is no existing default by the Company and, to the Knowledge of the Sellers and to the Knowledge of the Company, there is no existing default by any third party or any event which, with or without notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights under or with respect to any of the Contracts. The Company is not a party to, or bound by the provisions of, any contract (including purchase orders, blanket purchase orders and agreements and delivery orders) with any Governmental Entity. Correct and complete copies of all of the Contracts in written form have been delivered to Investor.

Section 4.15. Permits. The Company possesses all franchises, licenses, permits, certificates, approvals, consents, clearances, notifications, registrations, and other authorizations necessary to conduct the Business as now conducted (the “Permits”). Except as set forth on Schedule 4.15, all Permits after the Closing Date will continue in full force and effect without the consent of any other party or Governmental Entity and no proceeding is pending, or, to the Knowledge of the Sellers and to the Knowledge of the Company, threatened to revoke or limit any Permit.

Section 4.16. Labor Relations: Employees.

(a) Except as set forth on Schedule 4.16(a): (i) the Company’s employees are not members of any union; (ii) the Company has not agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of its employees; and (iii) there is no question concerning representation as to any collective bargaining representative concerning employees of the Company, and no labor union or representative thereof claims to or is seeking to represent employees of the Company. To the Knowledge of the Sellers and to the Knowledge of the Company, no union organizational campaign or representation petition is currently pending with respect to any of the employees of the Company, nor has any such campaign or petition occurred at any time during the previous twenty-four (24) months. There is no labor strike or labor dispute, slowdown, work stoppage or lockout pending or, to the Knowledge of the Sellers and to the Knowledge of the Company, threatened against or affecting the Company, and the Company has not experienced any labor strike, slowdown, work stoppage or lockout. Except as set forth on Schedule 4.16(a), the Company is not a party to or bound by any collective bargaining agreement, other labor contract or individual agreement applicable to any of its employees.

(b) Except as set forth on Schedule 4.16(b), the Company (i) is, and has always been, in substantial compliance with all applicable Laws regarding labor and employment practices, including, without limitation, Laws relating to terms and conditions of employment, equal employment opportunity, employee compensation, employee benefits, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, workers’ compensation, disability, unemployment compensation, whistle blower laws or other employment or labor relations laws, (ii) is not engaged, nor has it engaged, in any unfair labor practices, and has no, and has not had any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of the Sellers and to the Knowledge of the Company, threatened against it, and (iii) has no, and has not had any, charges, complaints, or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating labor or employment practices, pending, or, to the Knowledge of the Sellers, threatened against it.

(c) Except as set forth on Schedule 4.16(c), the Company has no liability for payments or benefits due under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) as a result of any “mass layoff” or “employment loss” (each as defined in WARN) which has not been satisfied in full; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local laws.

(d) All employees of the Company are lawfully authorized to work in the United States according to applicable immigration laws.

(e) The Company is, and at all times prior to Closing, has been, in full compliance in all material respects with all applicable Laws respecting labor, employment and employment practices and terms and conditions of employment, including, without limitation, wages and hours (including the payment of overtime wages), welfare, health and safety and immigration and naturalization.

(f) Schedule 4.16(f) sets forth an accurate and complete list of the names, titles, hire dates, current annual rates of salary, bonuses and other compensation, including any severance payments that may be owed from the Company upon termination of such employee’s employment for any reason, or upon the consummation of the Merger, whether pursuant to a written or oral agreement or arrangement, of all of the present officers, directors, employees, and agents of the Company or who are otherwise employed by the Company in connection with the Business, which list will be updated as of the Closing Date. Any such employees who are currently on disability leave or any other leave of absence have been so noted on such schedule.

Section 4.17. Employee Benefit Plans.

(a) Schedule 4.17(a) sets forth a list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all bonus, incentive, deferred compensation, stock or stock option plans or arrangements, all severance, change-in-control and other employee fringe benefit plans or arrangements, and all welfare plans or arrangements, whether oral or written, under which any current or former employee, director or independent contractor of the Company or any other Person has any present or future right to benefits or under which the Company has any liability, whether actual or contingent (the “Benefit Plans”);

(b) As applicable with respect to each Benefit Plan, the Sellers have made available to Buyer copies of (i) each current Benefit Plan document, including any amendments, and written summaries of each unwritten Benefit Plan, (ii) all trust documents, custodial agreements and other funding documents relating thereto, (iii) any summary plan description provided under a Benefit Plan, (iv) the three most recent annual reports (Form 5500 and all schedules thereto) filed with the Department of Labor or IRS, (v) any audited financial statements and actuarial valuation reports for the three most recent fiscal years, (vi) the most recent IRS determination letter, (vii) all service provider agreements, and (viii) any governmental advisory opinions, rulings, compliance statements, closing agreements or similar materials;

(c) Except as disclosed on Schedule 4.17(c), each Benefit Plan has been maintained, operated and administered, in all material respects, in compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and other applicable laws, except in any case in which any Benefit Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been administered in all material respects in accordance with such provision of ERISA or of the Code. Without limiting the generality of the foregoing, the Company has timely corrected any failure of the Gregg Appliances, Inc. Employees Retirement Plan to comply with the nondiscrimination provisions of Section 401(a)(4) of the Code and the regulations issued thereunder and the Company has incurred no liability for excise taxes in connection therewith;

(d) No Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has ever contributed to or had any obligation to contribute to, or withdrawn from, any “multiemployer plan” or had any fixed or contingent liability under Section 4204 of ERISA;

(e) The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) have received determination letters from the IRS to the effect that such Pension Plans are qualified and the related trusts are exempt from federal income taxes and no determination letter with respect to any Pension Plan has been revoked, and no event has occurred which would cause the revocation of any such determination letter or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification;

(f) Neither the Company, the Benefit Plans nor any other Person have engaged in a prohibited transaction, as defined under Section 4975 of the Code or Section 406 of ERISA, which could subject the Company, either directly or indirectly through an obligation to indemnify or otherwise, to any taxes, penalties or other liabilities under Section 4975 of the Code or Sections 409 or 502(i) of ERISA;

(g) All contributions to any Pension Plan, with respect to or on behalf of employees of the Company, which have been required in accordance with the terms of such Benefit Plan through the Closing Date have been timely made or accrued. No Pension Plan is subject to Part 3, Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has ever contributed to, or had any obligation to contribute to, any plan subject to Part 3, Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code;

(h) Each Benefit Plan that is a “group health plan” within the meaning of ERISA Section 607(1) or Code Section 5000(b)(1), and each “group health plan,” within the meaning of such sections maintained by any ERISA Affiliate or to which any ERISA Affiliate has contributed or had an obligation to contribute, has been operated in compliance in all material respects with the applicable continuation coverage requirements of Part 6, Subtitle B of Title I of ERISA and Code Section 4980B and of similar state law (together, “COBRA”);

(i) No Benefit Plan provides, with respect to employees of the Company, death, medical or other welfare benefits beyond termination of service or retirement other than (A) coverage mandated by law or (B) benefits under a Benefit Plan qualified under Code Section 401(a);

(j) With respect to any Benefit Plan, no actions, audits, investigations, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Sellers, threatened;

(k) The consummation of the transactions contemplated by this Agreement will not result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code;

(l) No Benefit Plan is or has ever formed part of a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40);

(m) Except as described on Schedule 4.17(m), the execution of this Agreement and the consummation of the transactions contemplated hereby will not, by themselves or in combination in any other event, result in any payment (whether of severance pay or otherwise) becoming due from or under any Benefit Plan, including, without limitation, the H. H. Gregg Supplemental Executive Retirement Plan, to any current or former director, consultant or employee of the Company or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, consultant or employee;

(n) No communication, report or disclosure has been made which, at the time made, did not accurately reflect the terms and operations of any Benefit Plan, and the Company has not announced its intention or undertaken (whether or not legally bound) to modify or terminate any Benefit Plan or to adopt any arrangement or program that, once established, would come into the definition of Benefit Plan;

(o) Except as disclosed on Schedule 4.17(o), no employee of the Company is on long-term disability leave, receiving benefits pursuant to workers’ compensation legislation or on leave of absence, including any leave of absence by reason of disability or pursuant to the Family and Medical Leave Act of 1993 or the Uniformed Services Employment and Reemployment Rights Act of 1994. Except as disclosed on Schedule 4.17(o), no present or former employee of the Company or any child or present or former spouse of any present or former employee of the Company is receiving benefits under any Benefit Plan pursuant to COBRA or is entitled to elect COBRA coverage under any Benefit Plan as a result of an event occurring prior to the Closing Date;

(p) Schedule 4.17(p) sets forth a list of (1) each Person, whether or not an employee, director or contractor of the Company, who, at any time within the two year period immediately preceding the date of this Agreement has received, or at anytime hereafter is entitled to receive, any benefits or perquisites from the Company which were not provided pursuant to a Benefit Plan listed in Schedule 4.17(a), including, without limitation, purchase of Company inventory at a discount, use of Company inventory, use of company vehicles or other real or personal property of the Company, relocation assistance, health plan coverage, financial planning assistance or similar benefits, and (2) a description of each such benefit or perquisite; and

(q) Neither the Company nor the Sellers have used the services of third party contract labor suppliers, temporary or leased employees, independent contractors or other contingent workers to an extent that could result in the disqualification of any Benefit Plan or the imposition of penalties or Taxes with respect thereto by any Taxing Authority.

Section 4.18. Environmental, Health and Safety Matters. The Company is not required to obtain any Permits in order to operate the Business in compliance with applicable Environmental, Health and Safety Laws. Except as disclosed on Schedule 4.18:

(a) The Company and all of its assets have complied and are in compliance with all applicable Environmental, Health and Safety Laws in all material respects;

(b) The Company has no material liability under any Environmental, Health and Safety Laws;

(c) None of the operations of the Company involve, or have involved, the violation of Environmental, Health and Safety Laws governing the generation, storage or transportation of Contaminants;

(d) The Company has not disposed of any Contaminant by placing it at, in, on, under or about the Real Property, any real property formerly owned, leased or operated by the Company, or any other real property, except to the extent such disposal was in compliance with all applicable Environmental, Health and Safety Laws in all material respects;

(e) No underground storage tanks or surface impoundments are or ever have been located on the Real Property, in violation of any applicable Environmental, Health and Safety Laws;

(f) There have been no Releases of Contaminants at, in, on, under or about the Real Property in violation of applicable Environmental, Health and Safety Laws;

(g) There are no PCBs or friable asbestos located at or on the Real Property;

(h) The Company has not received any written requests for information, notice, demand, letter, administrative inquiry, or formal or informal complaint or claim with respect to Contaminants or the environment;

(i) Sellers have made available for review by Investor, true, correct and complete copies of all environmental reports in their possession or in the Company’s possession relating to the Real Property, the Company’s operations and any real property previously owned, leased or operated by the Company; and

(j) None of the matters set forth on Schedule 4.18, individually or in the aggregate, would reasonably be expected to result in a material liability or obligation on the part of the Company.

Section 4.19. Bank Accounts. Set forth on Schedule 4.19 is a list of all bank and securities accounts maintained by the Company. Such list shows, for each such account, the account number, the type of account, the relevant address for the account and a list of persons authorized to sign on behalf of the Company with respect to such account.

Section 4.20. Absence of Certain Business Practices. Except as set forth on Schedule 4.20, neither the Company, the Sellers nor any other Persons acting on behalf of any of them has given or agreed to give, directly or indirectly, any gift or similar benefit to any governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist the Company in connection with any actual or proposed transaction relating to the Business), which might subject the Company to any damage or penalty in any civil, criminal, or governmental litigation or proceeding or which, if not continued in the future, could reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.21. Minute Books and Stock Record Books. The minute book of the Company contains complete and accurate records of all official meetings and other official corporate actions of its shareholders and Board of Directors, including committees of its Board of Directors. The stock record book of the Company contains a complete and accurate record of the current ownership of all outstanding shares of capital stock of the Company. All books and records of the Company are complete and correct and reflect in all material respects an accurate and complete record of the financial affairs, ownership, operation and control of the Company.

Section 4.22. Directors and Officers. Schedule 4.22 attached hereto identifies all of the directors and officers of the Company on the date hereof.

Section 4.23. Brokerage. Except as otherwise set forth on Schedule 4.23 and the fees payable by the Sellers to KeyBanc Capital Markets, no agent, broker, investment banker or other person or firm acting on behalf of any of the Sellers, the Company or the directors or officers of the Company, or under the authority of any of them, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from the Company and/or the Sellers in connection with any of the transactions contemplated hereby.

Section 4.24. Accounts Receivable; Inventory.

(a) All Accounts Receivable are presented on the Financial Statements net of reserves for doubtful accounts, bona fide claims against debtors for sales or other charges arising in the ordinary course of the Business, and, to the Knowledge of the Sellers, no

debtor thereunder has asserted any defense thereto. Adequate reserves have been accrued and maintained in the Financial Statements to provide for all doubtful accounts of, valid counterclaims or setoff by, rebates, discounts and allowances to, and returns from, any customers of the Company, and such reserves were established in a manner consistent with the Company’s collection experience in prior periods. All Accounts Receivable are collectible in the ordinary course of business (without the necessity of legal proceedings) and are free and clear of all Liens. The Company has fully performed all obligations with respect to such Accounts Receivable that it was obligated to perform to the date hereof.

(b) All of the finished goods and supplies owned by the Company and relating to the Business and all rights of the Company to warranties received from its vendors with respect to the foregoing (to the extent assignable) and related claims, credits, and rights of recovery with respect thereto (the “Inventory”) reflected on the Financial Statements (i) consist of or shall consist of a quality and quantity saleable in the ordinary course of business with markups consistent with past practice, (ii) was acquired in the ordinary course of the Business, and (iii) is of good and merchantable quality. All Inventory is reflected on the Financial Statements in accordance with GAAP and net of appropriate obsolescence and shrinkage reserves, including reserves for damaged, excess and slow-moving inventory. Except as set forth on Schedule 4.24, the Company has good and marketable title to all Inventory, free and clear of any Liens. The Company is not under any liability or obligation with respect to the return of Inventory in the possession of customers in excess of established reserves. The Company holds no Inventory on consignment except as set forth on Schedule 4.24, or holds title to or ownership of any Inventory in the possession of others. Schedule 4.24 lists all physical locations other than the Company’s stores or warehouses where the Inventory is located.

Section 4.25. Insurance. Schedule 4.25 contains a true and correct list of all the policies of insurance (including bonding) covering the Business, properties and assets of the Company presently in force, including (i) risk insured against, (ii) name of carrier, (iii) policy number, (iv) amount of coverage, (v) amount of premium, (vi) expiration date, (vii) self-insured retentions, deductibles, dividend or retrospective rating plan details for all plans for which the Company has open obligations, and (viii) the property, if any, insured, indicating as to each whether it insures on an “occurrence” or a “claims made” basis. All of the insurance policies set forth on Schedule 4.25 are in full force and effect and all premiums, retention amounts and other related expenses due have been paid, and the Company has not received any notice of cancellations with respect to any of the policies. All such policies are reasonable and customary for the business operations, assets and properties of the Company and current and historical limits of liability of such policies have not been exhausted and are not impaired. None of the insurance coverage provided by any of such policies will terminate or lapse by reason of the transactions contemplated by this Agreement. To the Knowledge of the Sellers and the Knowledge of the Company, the carriers of all such insurance policies are financially solvent. Except as set forth on Schedule 4.25, (x) no such policy is assessable, (y) all such policies are placed with carriers rated A- or better per A.M. Best rating agency, and (z) no insurers have issued a reservation of rights letter in the defense of claims. The Company is not in default with respect to any insurance policies and has not failed to give notice or present any claim under such insurance policies in due and timely fashion and has not waived or released any material rights thereunder. The Company has not been refused any insurance by any insurance carrier to which it has applied for insurance during the last five (5) years.

Section 4.26. Vendors. Schedule 4.26 contains a list of all material suppliers, vendors or other provider of services of the Company. No vendor has terminated its relationship with the Company or, to the Knowledge of the Sellers and to the Knowledge of the Company, intends to, has threatened to, or is considering either terminating its relationship with the Company, materially reducing the level or volume of its business with the Company or changing its relationship or arrangement with respect to the Business, whether as a result of the transactions contemplated hereby or otherwise.

Section 4.27. Claims Against Third Parties. Schedule 4.27 contains a complete list and brief description of all of the material rights, claims and causes of action of the Company against third parties related to the conduct of the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

INVESTOR AND MERGER SUB

Each of Investor and Merger Sub represents and warrants to each of the Sellers and the Company as follows (with the understanding that the Sellers and the Company are relying on such representations and warranties in entering into and performing this Agreement) as of the date of this Agreement:

Section 5.01. Organization. Investor is a limited liability company, formed, organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation organized and validly existing under the Laws of the State of Indiana. Each of Investor and Merger Sub has all the requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

Section 5.02. Authority; Consent. Each of Investor and Merger Sub has the full capacity, right, power and authority to enter into, execute and deliver this Agreement and any and all Related Agreements to which it is a party, to consummate the transactions contemplated by this Agreement and any and all Related Agreements to which it is a party, and to comply with and fulfill the terms and conditions of this Agreement and any and all Related Agreements to which it is a party. The execution and delivery of this Agreement and all Related Agreements to which it is a party by each of Investor and Merger Sub and the consummation by each of Investor and Merger Sub of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary action on the part of each of Investor and Merger Sub. This Agreement and each Related Agreement to which Investor or Merger Sub is a party constitutes a valid and binding obligation of Investor or Merger Sub, as applicable, enforceable against Investor or Merger Sub, as applicable, in accordance with its respective terms and conditions. No further action is necessary by Investor or Merger Sub to make this Agreement or any Related Agreements valid and binding upon Investor and Merger Sub and enforceable against Investor and Merger Sub in accordance with the terms hereof or thereof or to carry out the transactions contemplated hereby or thereby. Neither the execution and delivery of this Agreement or any Related Agreement to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Investor and Merger Sub with any of the provisions of this Agreement or any Related Agreement will:

(a) Conflict with, violate, result in a breach or violation of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration, or requires a consent or waiver, under any provision of Investor’s Certificate of Formation or Operating Agreement and Merger Sub’s Articles of Incorporation, or Bylaws or other organization and/or governing documents or under any of the terms, conditions or provisions of any note, Lien, bond, mortgage, indenture, license, lease, loan, contract, commitment, agreement, understanding, arrangement, restriction or other instrument or obligation to which either Investor or Merger Sub is a party or by which either Investor or Merger Sub or any of their respective properties or assets may be bound;

(b) Violate or conflict with any Law applicable to Investor or Merger Sub or any properties or assets of Investor or Merger Sub; or

(c) Constitute an event which, with or without notice, lapse of time, or action by a third party, could result in the creation of any Lien, upon any of the assets or properties of Investor or Merger Sub, or cause the maturity of any liability, obligation, or debt of Investor or Merger Sub to be accelerated or increased.

Section 5.03. Consents and Approvals. Except as set forth on Schedule 5.03, the execution and delivery by each of Investor and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation by each of Investor and Merger Sub of the transactions contemplated hereby or thereby will not require any notice to, filing with, or consent, authorization, or approval from any Governmental Entity or any other Person. Except as set forth on Schedule 5.03, any and all notices, consents, authorizations and approvals set forth on Schedule 5.03 have been made and obtained.

Section 5.04. Litigation. Except as set forth on Schedule 5.04, there is no action, proceeding or investigation before any Governmental Entity pending or, to the Knowledge of Investor or Merger Sub, threatened against Investor or Merger Sub which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

Section 5.05. No Brokers’ or Finders’ Fees. Except as set forth on Schedule 5.05, no agent, broker, investment banker or other person or firm acting on behalf of Investor or Merger Sub or any of their respective directors or officers, or under the authority of any of them, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Investor or Merger Sub in connection with any of the transactions contemplated hereby.

Section 5.06. Sufficient Funds. Investor and its Affiliates have obtained the debt commitments set forth in the Wachovia Commitment Letter and Investor has obtained the equity commitment from FS Equity Partners V, L.P. set forth in the FS Commitment Letter, each for the financing of the transactions contemplated hereby subject to the terms and conditions set forth therein.

ARTICLE VI

PRE-CLOSING COVENANTS OF THE PARTIES

Section 6.01. Negative Covenants. The Sellers covenant and agree with Investor and Merger Sub that, except as (i) specifically contemplated by this Agreement or (ii) set forth on Schedule 6.01 attached hereto, they shall not, and shall cause the Company and each of its subsidiaries not to, do any of the following with respect to the Business or the Company during the period beginning on the date hereof and ending on the Closing Date:

(a) Sell or otherwise dispose of, pledge or encumber any material assets, cancel any debts or claims in excess of fifty thousand dollars ($50,000), individually or in the aggregate, or pledge, assign or otherwise convey, or cause or allow any Lien to be placed upon, any asset of the Company;

(b) Incur any Debt except under credit arrangements in existence as of the date of this Agreement;

(c) Amend its Articles of Incorporation or Bylaws;

(d) Permit its corporate existence or any Permit to be suspended, lapsed, revoked or modified in any way that could reasonably be expected to create a material liability or obligation on the part of the Company;

(e) Amend or terminate any Contract except in accordance with its terms;

(f) Allow any insurance policy relating to the Business or the Company to be amended or terminated without replacing such policy with a policy providing substantially equivalent coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

(g) Except for routine salary adjustments consistent with past practice, increase any compensation or benefits paid or payable to any employee, consultant or agent to the Company, modify its termination pay policies or enter into or amend any employment agreements with any employee of the Company or consulting or other agreements with any consultants or agents to the Company;

(h) Take any action that could affect the Company’s Subchapter S status;

(i) Enter into any new, or amend or extend the scope of any existing, contract for the outsourcing of services of the Company including, but not limited to, Extended Service Plan obligations;

(j) Change or alter the terms, or extend the scope, of its Extended Service Plans;

(k) Make any new, or change any existing, tax election or settle and/or compromise any tax liability, prepare any Returns in a manner which is inconsistent with the past practices of the Company with respect to the treatment of items on such Returns, incur any material liability for Taxes other than in the ordinary course of business or file an amended Return or a claim for refund of Taxes with respect to the income, operations or property of the Company;

(l) Make any declaration or payment of dividends by or on behalf of the Company, except regularly scheduled dividends to pay Taxes due and payable by the Sellers and attributable to the earnings of the Company;

(m) (i) Authorize, issue or commit to issue any shares of its capital stock of any class (whether or not from treasury stock) or other equity interests in the Company, except for the issuance of shares of Common Stock upon the exercise of, and in accordance with, outstanding option agreements; (ii) split up, combine or reclassify any of its capital stock or other equity interests in the Company; (iii) grant, commit to grant, issue or commit to issue any options, warrants or other rights to subscribe for or purchase any shares of its capital stock, other equity interests in the Company or any security directly or indirectly convertible into or exchangeable for, or which in any manner confers upon the holder thereof the right to acquire, any shares of any class of its capital stock or other equity securities; or (iv) purchase, redeem or otherwise acquire any shares of its capital stock of any class or any equity interests in the Company, or any interest in or right to acquire any such shares or other equity interests in the Company;

(n) Grant any additional stock appreciation rights or accelerate the vesting of any outstanding stock appreciation rights;

(o) Change from KPMG LLP, or remove, the certified public accountants for the Company, or otherwise make any change in its accounting principles or any method of accounting or auditing practice by which such principles are applied for financial accounting purposes (except as may be required by GAAP);

(p) Engage any “Big Four” accounting firm to provide any non-audit services set forth in Section 201 of Title II of the Sarbanes-Oxley Act of 2002;

(q) Acquire all or substantially all, or a portion of all, the assets, capital stock or other equity securities of any other Person, or any business division of any other Person or otherwise organize or acquire control or ownership of any other Person;

(r) Conduct its cash management or warranty customs and practices (including collection policies and payment terms applicable to any suppliers, distributors and customers) other than in the ordinary course of business consistent with past practice or make any material change in any advertising, marketing, new store promotion, pricing, purchasing, personnel or budget policies or practices;

(s) Engage in any transaction with any Affiliate, directly or indirectly, other than in the ordinary course of business consistent with the terms and conditions of existing Affiliate agreements disclosed to Investor prior to the date hereof; or

(t) Take, undertake, incur, authorize, commit or agree to take any of the foregoing actions.

Section 6.02. Affirmative Covenants. The Sellers covenant and agree that, during the period beginning on the date hereof and ending on the Closing Date, they shall (or shall cause the Company and each of its subsidiaries to) use all reasonable efforts, in the ordinary course of the Business, to:

(a) Operate the Business in the normal course;

(b) Comply in all material respects with all applicable Laws affecting the Company or its assets;

(c) Pay all trade accounts payable by the Company substantially in accordance with its past practice;

(d) Preserve its relationships with vendors to the Company and others having business relations with the Company in accordance with past practice;

(e) Continue to spend amounts consistent with past practice to open new stores in subsequent years, continue to make expenditures to identify and develop new store locations and otherwise maintain the growth of the Company in a manner consistent with the growth plans described in the Confidential Memorandum;

(f) Keep available in all material respects the services of its present key officers, directors, employees, agents, consultants and other similar representatives;

(g) Maintain the Company’s books and records and accounts in its usual, regular and ordinary manner and post all entries therein promptly in compliance with accepted practice and all applicable Laws;

(h) Pay and discharge when due all Taxes, assessments and governmental charges imposed upon it or any of its properties, or upon the income or profit therefrom;

(i) Make the capital expenditures provided for in its capital expenditure budget;

(j) Sell Extended Service Plans in conformity with past practice on terms consistent with Extended Service Plans sold in the past;

(k) Terminate prior to the Closing any non-audit services set forth in Section 201 of Title II of the Sarbanes-Oxley Act of 2002 that are being provided by any “Big Four” accounting firm;

(l) Use commercially reasonable efforts to obtain a nondisturbance agreement in form and substance reasonably satisfactory to Investor for each of the Leases other than Leases under which a Seller or an Affiliate (other than a sibling) of a Seller is the lessor;

(m) Diligently collect all Accounts Receivable in accordance with its past practice; and

(n) Assist Investor in the acquisition of financing for the transactions contemplated by this Agreement, including without limitation (a) the preparation and distribution to the lead arranger and potential investors of copies of an offering memorandum for the offer and sale of the senior notes contemplated under the Wachovia Commitment Letter pursuant to Rule 144A under the Securities Act of 1933, as amended, which offering memorandum shall contain such disclosures as may be required by applicable laws or as are customary and appropriate for such document (including all audited, pro forma and other financial statements and schedules of the Company of the type that would be required in a registered public offering of such senior notes on Form S-1 under the Securities Act of 1933, as amended) and (b) active participation by the management of the Company in due diligence, rating agency presentations and a road show and other meetings with potential investors for such senior notes.

Section 6.03. Approvals, Consents, Etc. Each party shall use its reasonable efforts to consummate the transactions contemplated hereby and to obtain in writing prior to the Closing Date all Closing Approvals necessary in order to effectuate the transactions contemplated hereby and shall deliver to the other party copies of such approvals and consents in form and substance reasonably satisfactory to the other party.

Section 6.04. Consent Process. The Sellers shall use their commercially reasonable efforts (including providing Consent Concessions if necessary) to obtain and deliver to Investor a Consent for each Consent Lease prior to the Closing. Investor shall reasonably cooperate with the Sellers to obtain such Consents. The Sellers and Investor shall jointly control the process of obtaining Consents for the Consent Leases. All communications with a Consenting Landlord and Lender, including the form of Consent, shall be subject to the approval of both the Sellers and Investor. The Sellers shall not withhold their consent to the inclusion of lien waivers in connection with warehouse leases and a lease estoppel in such initial communication, however, the refusal of a Consenting Landlord to agree to such request shall not constitute grounds for rejection of such Consent. In obtaining a Consent, neither the Sellers nor the Company may agree to a modification of a Consent Lease without the prior written consent of Investor. The Sellers shall keep Investor apprised of the status of obtaining Consents and shall promptly deliver copies of all Consents obtained to Investor. The Sellers shall pay all Review Fees and Net Profit Payments in connection with any Lease.

Section 6.05. Consent Concessions. The Sellers and Investor agree that, if necessary to obtain a Consent, the parties may provide Consent Concessions to a Consenting Landlord and/or Lender, provided that the amount and terms of such Consent Concessions shall be subject to the approval of both the Sellers’ Representative and Investor. If any such Consent Concessions are provided, then Sellers shall pay for all Consent Concessions, subject to the Concession and Remediation Limit. Consent Concessions incurred through lease amendments shall be deemed paid by Investor, and therefore subject to reimbursement by Sellers at Closing. If any Consent Concession deemed paid by Investor is not required to be paid by Investor as of the Closing, then for purposes of valuing such Consent Concession, the parties shall present value such Consent Concession using a discount rate of ten percent (10%). No later than three (3) business days prior to the Closing Date, the Sellers shall prepare and deliver to Investor a statement setting forth in reasonable detail the calculation of any Consent Concessions. If Investor disagrees with said statement, Investor and Sellers’ Representative shall work in good faith to resolve such dispute, which dispute shall be resolved prior to the Closing.

Section 6.06. Access Prior to Closing. Prior to the Closing Date, the Sellers and the Company shall provide Investor and its representatives with reasonable access (at reasonable times, on reasonable prior notice and in a manner so as not to interfere with the normal business operations of the Company or the Business) to, and will make available for inspection (including, without limitation, environmental inspections) and review, all properties, books, records, accounts and designated management personnel of the Company in order that Investor may have a reasonable opportunity to make such investigation as it shall reasonably desire to make of the Business and the Company.

Section 6.07. Notification. Between the date of this Agreement and the Closing, the Sellers’ Representative and the Company shall promptly notify Investor in writing if it becomes aware of (i) any fact or condition that causes or constitutes a breach of any of their respective representations and warranties made as of the date of this Agreement or (ii) the occurrence after the date of this Agreement of any fact or condition that could reasonably be expected to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Sellers’ discovery of, such fact or condition. Should any such fact or condition require any change to the disclosure schedules attached hereto, the Sellers’ Representative shall promptly deliver to Investor a supplement to the relevant disclosure schedule(s) specifying such changes; provided, however, that any such notification made by the Sellers’ Representative shall be subject to the termination provisions of Section 9.01 herein.

Section 6.08. Exclusivity. Each of the Sellers agree that unless and until this Agreement is terminated pursuant to Section 9.01, neither the Sellers, the Company, nor their representatives, employees or Affiliates, including, without limitation, their accounting and legal advisors, shall directly or indirectly institute, pursue or enter into any discussions, negotiations or agreements of any kind with any Person concerning any merger, acquisition, purchase or sale of a material portion of the assets of the Company or of any of the capital stock of the Company, or other business combination or change in control of the Company (“Sale Transaction”). In the event that any Seller or the Company receives a written offer for a Sale Transaction, the Sellers or the Company shall immediately notify Investor of such an offer and shall refrain from negotiating with the offeror or otherwise pursuing said offer in any manner and shall send notice to the offeror, with a copy of said notice to Investor, to that effect.

Section 6.09. Environmental Testing.

(a) Prior to the Closing, Investor shall have the right, but not the obligation, to elect to conduct, at its expense (subject to the reimbursement provisions of Section 12.02), reasonable environmental testing of the Real Property. If Investor elects to have any Real Property so tested, Sellers shall, and shall cause the Company to, provide access to such Real Property and such personnel as may be reasonably requested by Investor or its appointed environmental engineering firm as may be deemed necessary by Investor or such firm in the furtherance of such testing. Investor will promptly share any formal written reports (e.g., Phase I Environmental Assessment Reports) of any such testing with Sellers’ Representative and the Company. If as a result of such environmental testing,

Investor’s environmental engineering firm recommends any further Remedial Work, then the Company shall promptly undertake any and all such Remedial Work at Sellers’ sole cost and expense, subject to the Concession and Remediation Limit.

(b) The Sellers shall indemnify, defend and hold harmless the Investor’s Indemnitees from any and all Losses resulting from or attributable to: (i) the presence of the environmental conditions giving rise to the Remedial Work, (ii) the Remedial Work, and (iii) the Remediation Costs. Notwithstanding anything to the contrary contained in this Agreement, in the event that any matter giving rise to indemnification pursuant to this Section 6.09 is also subject to indemnification pursuant to the terms of Section 10.02, then the indemnification set forth in this Section 6.09 shall prevail and the Investor’s Indemnitees shall be entitled to the indemnification set forth in this Section 6.09 without regard to any limitations set forth in Article X. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6.09 shall survive the Closing.

Section 6.10. Required Filings.

(a) If required, the Sellers and Investor shall cause to be filed with the United States Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) the notification form required pursuant to the HSR Act with respect to the transactions contemplated hereby, together with a request for early termination of the waiting period specified under the HSR Act. The parties agree with respect to such filing that they shall (i) after any request by the DOJ or the FTC, promptly file any information or documents requested by the DOJ or the FTC, and (ii) notify each other of any communications with the DOJ or the FTC which relate to the transactions contemplated hereby. The HSR Act filing fee shall be borne equally by the Investor and the Company.

(b) The Sellers and Investor agree to (i) promptly file, or cause to be promptly filed, with all appropriate authorities all notices, registrations, declarations, applications and other documents as may be necessary to consummate the transactions contemplated hereby and (ii) thereafter diligently pursue all consents, approvals and authorizations from such authorities as may be necessary to consummate the transactions contemplated hereby.

Section 6.11. Voting Agreement. Each Seller hereby approves this Agreement and the Merger and covenants and agrees that, prior to the Closing, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, unless otherwise directed in writing by Investor, each Seller will appear at the meeting or otherwise cause such Seller’s Shares to be counted as present thereat for purposes of establishing a quorum and vote or cause to be voted the Shares:

(a) in favor of the approval of this Agreement;

(b) in favor of any matter that could reasonably be expected to facilitate the Merger;

(c) to the extent a vote is solicited in connection with the approval of any action, agreement or proposal that would result in a breach of any representation,

warranty, covenant or obligation of the Company in this Agreement or that would delay or hinder the consummation of the Merger or that would preclude fulfillment of a condition precedent under this Agreement to the Company’s obligation to consummate the Merger, against the approval of such action, agreement or proposal; and

(d) against approval of any action, agreement or proposal made in opposition to, in competition with or otherwise inconsistent with, the consummation of the Merger, including, without limitation, any Sale Transaction.

Section 6.12. Delivery of New 2004 Audited Financial Statements and Revised 2002 and 2003 Audited Financial Statements. The Company shall use commercially reasonable efforts to deliver to the Investor, as promptly as is reasonably practicable, and in any event on or before October 28, 2004, balance sheets of the Company as of March 31, 2004 and the related income statements and statements of cash flows for the fiscal year ended March 31, 2004, each audited by KPMG LLP, which comply in all material respects with Regulation S-X of the Securities Act of 1933, as amended, and include an unqualified audit opinion of KPMG LLP (the “New 2004 Audited Financial Statements”); provided that Investor or its representatives shall have the right to examine the audit workpapers and discuss the New 2004 Audited Financial Statements with KPMG LLP prior to the issuance of such audit opinion thereon. In connection with such audit, the Company shall cause KPMG LLP to examine the Company’s Annual Financial Statements as of March 31, 2003 and 2002 and for the years then ended and make recommendations regarding changes to the footnotes therein that are necessary to conform the presentation of such footnotes to the requirements of Regulation S-X of the Securities Act of 1933, as amended. Upon receiving such recommendations, the Company shall promptly revise such footnotes in accordance with such recommendations, use its commercially reasonable efforts to obtain the consent of Ernst & Young LLP to such revisions, and deliver its Annual Financial Statements as of March 31, 2003 and 2002 and for the fiscal years then ended, as revised, to Investor. At the time the Company delivers the New 2004 Audited Financial Statements and the revised Annual Financial Statements as of March 31, 2003 and 2002 and for the fiscal years then ended, the Sellers and the Company shall update Section 4.05 and Schedule 4.05(a) confirming that (a) the New 2004 Audited Financial Statements (i) have been prepared from the books and records of the Company in accordance with GAAP consistently applied, (ii) fairly present the financial condition and results of operation of the Company, and (iii) comply with Regulation S-X of the Securities Act of 1933, as amended; and (b) the revised Annual Financial Statements as of March 31, 2003 and 2002 and for the fiscal years then ended comply with Regulation S-X of the Securities Act of 1933, as amended.

Section 6.13. Payoff of Note Receivable. The Company’s note receivable from Dennis L. May shall be paid in full prior to or concurrent with the Closing.

Section 6.14. Exercise of Options. All outstanding vested options to purchase securities of the Company shall be exercised in full prior to the Closing. Any such options that are not so exercised and all unvested options shall be terminated concurrently with the Closing.

Section 6.15. Execution of Credit Documents. Prior to or concurrent with the Closing, the Company shall enter into all credit agreements, indentures, purchase agreements and related agreements and documents (i) necessary to effect the borrowings provided for under the

Wachovia Commitment Letter on terms consistent with the Wachovia Commitment Letter or (ii) that are approved by Investor.

Section 6.16. Payment of Sellers’ Expenses. All expenses incurred by, or to be borne by, Sellers in connection with the transactions contemplated by this Agreement that remain unpaid as of the Closing Date, including all amounts owed to KeyBanc Capital Markets or its Affiliates, shall be paid by the Company concurrently with the Closing or as such payments come due (such payments are collectively referred to herein as the “Sellers’ Expense Payments”; provided, however, that the value of all Consent Concessions payments shall be determined in accordance with Section 6.05 for purposes of such defined term). Sellers’ Representative shall make necessary and appropriate arrangements with Investor and the Company in advance of the Closing to allow the Company to make the Sellers’ Expense Payments.

Section 6.17. Delivery of Monthly Financial Statements. The Company shall deliver to Investor the internally prepared monthly balance sheets and income statements of the Company for each full calendar month of the Company’s 2005 fiscal year subsequent to August 2004 that transpires prior to the Closing (the “Monthly Financial Statements”) promptly after they have been prepared and, in any event, within thirty (30) days after the end of such calendar month.

Section 6.18. Amendment of 401(k) Plan. The Company shall amend its Employees Retirement Plan (Plan No. 001) in a manner reasonably satisfactory to both the Company and the Investor to (i) restate such plan as a non-standardized or individually designed plan and (ii) update such plan as may be required by law, each prior to the Closing.

Section 6.19. Continuation of SERP. The Company shall take all steps required under its Supplemental Executive Retirement Plan to provide that such plan shall be continued by the Surviving Corporation and that Investor shall not assume, or otherwise be directly responsible for, any liabilities of such plan.

Section 6.20. Intercreditor Agreements and Amendments. Prior to the Closing, the Company shall use commercially reasonable efforts to (i) cause GE Commercial Distribution Finance Corporation to enter into (A) an intercreditor and subordination agreement regarding amounts payable, and security interests granted, under the GE Wholesale Financing Agreement and (B) an amendment to the GE Wholesale Financing Agreement, (ii) cause Electrolux Home Products, Inc. to enter into an intercreditor and subordination agreement regarding amounts payable, and security interests granted, under the Consignment Agreement dated September 24, 2003, and (iii) cause GE Capital Consumer Card Co. to enter into an amendment to the Private Label Consumer Credit Card Program Agreement dated August 26, 2004, each such amendment and intercreditor and subordination agreement to be in form and substance reasonably satisfactory to Investor, Wachovia Bank, N.A. and Congress Financial Corporation (Central); provided, however, that the amendment described in clause (i)(B) shall not be a condition to Closing.

Section 6.21. Stock Option Plan. Prior to the Closing, Investor and the Company shall cooperate to establish a Stock Option Plan (the “Plan”) under which a number of shares of Common Stock equal to ten percent (10%) of the number of outstanding shares of Common Stock as of the Closing (the “Initial Share Number”) will be reserved for the following contemplated future grants: (i) options representing five percent (5.0%) of the Initial Share Number will be granted at an exercise price equal to the fair market value of the Company’s

Common Stock as of the Closing, (ii) options representing two and one-half percent (2.5%) of the Initial Share Number will be granted at an exercise price equal to one hundred fifty percent (150%) of the fair market value of the Company’s Common Stock as of the Closing Date, and (iii) options representing two and one-half percent (2.5%) of the Initial Share Number will be granted at an exercise price equal to two hundred percent (200%) of the fair market value of the Company’s Common Stock as of the Closing Date. The shares of Common Stock subject to options granted under the Plan will become exercisable in three equal annual installments with the first installment exercisable one year from the date of grant and have a term of seven years from the date of grant. The terms and conditions of the Plan and the options to be granted thereunder will be determined by Investor.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.01. Retention of Records. The Company shall retain possession of all files and records which relate to the Business before the Closing Date, for a period not to exceed seven (7) years from the Closing Date. In addition, from and after the Closing Date, upon reasonable notice and during normal business hours, Investor shall provide access to the Sellers and their attorneys, accountants and other representatives, at the respective Sellers’ expense, to such files and records as such Sellers may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute, and/or defend any Tax Return, filing, audit, protest, claim, suit, inquiry, or other proceeding in connection with the Business relating to periods preceding the Closing.

Section 7.02. Non-Competition.

(a) Restricted Activity. For purposes of this Agreement, the term “Restricted Activity” shall mean the Business or activities relating to the Business.

(b) Restricted Area. For purposes of this Agreement, the term “Restricted Area” shall mean the contiguous United States of America; provided, however, that with respect to Dennis L. May only, the term Restricted Area shall mean each State in which the Company has opened, or has existing plans to open, stores and all States contiguous with such States; provided, further, that, it being the desire and intent of the parties to this Agreement that the provisions of this Section 7.02 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought, if the Restricted Area as herein defined shall be adjudicated to be invalid or unenforceable as so defined, such definition shall be deemed amended to reflect the largest geographic area which would be valid and enforceable under the laws of such jurisdiction; and provided, further, that such amendment shall apply only with respect to the operation of such definition in the particular jurisdiction in which such adjudication is made.

(c) Noncompetition Period. For purposes of this Agreement, the term “Noncompetition Period” shall mean the period commencing on the Closing Date and extending to and including the five (5) year anniversary of the Closing Date; provided, however, that with respect to Dennis L. May only, the term Noncompetition Period shall mean the period commencing on the Closing Date and extending to and including the two (2) year anniversary of the Closing Date. In the event of a breach of this Agreement by a Seller, the Noncompetition Period shall be automatically extended for such Seller by the period of the breach.

(d) Agreement Not to Compete. Each Seller agrees that, during the Noncompetition Period, he or she shall not, directly or indirectly, whether as principal, agent, officer, director, employee, investor, consultant, stockholder, lender, partner, member, owner, sponsor, or otherwise, alone or in association with any other Person:

(i) carry on, manage, operate, finance, sponsor or become engaged or concerned in, or otherwise take part in, a Restricted Activity in the Restricted Area; or

(ii) be employed by or render services to, or own, share in the earnings of, or invest in the stock, bonds or other securities of, or lend money or extend credit to, or otherwise directly or indirectly assist, any Person engaged in a Restricted Activity in the Restricted Area.

(e) Exceptions. Notwithstanding any other provision of this Agreement, this Section 7.02 shall not be deemed to prohibit investing as a passive investor in any publicly-held entity engaged wholly or in part in a Restricted Activity as long as such investments in such entity do not, in the aggregate, exceed three (3) percent of such entity’s total ownership.

(f) Nonsolicitation. Each Seller agrees that, during the Noncompetition Period, he or she shall not, directly or indirectly, solicit, induce, recruit, or encourage to leave the employment of the Company for any reason or to perform work for a competitor of the Company as an employee, independent contractor, or otherwise (such conduct is collectively referred to herein as “Solicitation”) any person who is then employed by the Company or who left the employ of the Company less than six months prior to the Solicitation. Nothing in this subparagraph (f) shall prevent any Seller from hiring any such person (i) who contacts such Seller on his or her own initiative without any direct or indirect solicitation by or encouragement from such Seller, (ii) as a result of placing general advertisements in trade journals, newspapers or similar publications which are not directed at the Company or its employees, or (iii) as a result of the efforts of executive recruiters who contact such person on their own initiative without any encouragement from or on behalf of such Seller relating to the Company or its employees.

(g) Reformation.

(i) The necessity of protection against competition from the Sellers and the nature and scope of such protection has been carefully considered by the parties to this Agreement based upon the consultation with and advice from their respective legal counsel. The parties agree and acknowledge: (A) that the duration, scope and geographic areas applicable to the covenants contained in this Agreement are fair, reasonable and necessary, and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company’s and Investor’s investment therein and its business goodwill, (B) that adequate compensation has been received by the Sellers for such obligations, (C) that these obligations do not prevent the Sellers from earning a livelihood and/or conducting business.

(ii) If any provision of this Section 7.02 is held to be illegal, invalid or unenforceable under present or future Laws effective during the period set forth in Section 7.02, the legality, validity and, enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired.

(h) Relief. Each Seller recognizes that any actual or threatened breach of this Section 7.02 shall cause irreparable injury to the Company, inadequately compensable in monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, each Seller agrees that the Company shall be able to seek and obtain injunctive relief in the form of a temporary restraining order, preliminary injunction, or permanent injunction The Company shall not be required to demonstrate actual injury or damage to obtain injunctive relief from the courts. In addition, in any action at law or in equity arising out of this Section 7.02, the prevailing party shall be entitled to recover, in addition to any damages caused by a breach of this Section 7.02, all costs and expenses, including but not limited to, reasonable attorneys’ fees, expenses, and court costs incurred by such party in connection with such action or proceeding.

Section 7.03. Tax Deposits. Notwithstanding anything to the contrary contained herein, Investor is not purchasing in connection with the transaction contemplated by this Agreement, and the Sellers are not selling in connection with the transaction contemplated by this Agreement, any and all Tax deposits and claims for refund of Taxes and other governmental charges of whatever nature which are refundable to the Sellers, including without limitation those set forth on Schedule 7.03 (collectively, “Tax Deposits and Refunds”), and Investor, the Sellers and the Company hereby acknowledge and agree that all Tax Deposits and Refunds shall at all times be and remain the property of the Sellers. Investor shall provide (or cause the Company to provide) the Sellers with reasonable assistance as needed in obtaining any and all Tax Deposits and Refunds. In the event that the Tax Deposit and Refunds are paid by any Governmental Entity to the Company, Investor shall cause the Company to deliver such Tax Deposits and Refunds to the Sellers as promptly as reasonably practicable.

Section 7.04. Survival of Covenants. Notwithstanding the Closing of the transactions contemplated under this Agreement, the covenants contained in this Article VII and in Article VIII shall survive the Closing and shall remain enforceable thereafter against the Company, Investor and the Sellers in accordance with their terms.

Section 7.05. Release. For and in consideration of the amounts payable to the Sellers under this Agreement, effective as of the Closing Date, the Sellers and their Affiliates (other than the Company) hereby release, acquit and forever discharge the Company and its subsidiaries, their respective present and former officers, directors, attorneys, agents, representatives, trustees, employees and other representatives and Affiliates, and each of their respective heirs, executors, administrators, successors and assigns, of and from any and all manner of action or actions, cause or causes of action, demands, rights, damages, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, agreements and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity, which the Sellers or their successors or assigns ever had, now have, or hereafter may or shall have against the Company or any other Person referred to above arising out of any matters, causes, conditions, acts, conduct, claims, circumstances or events existing at or prior to the Closing, including with respect to the transactions contemplated by this Agreement and the Related Agreements, matters, causes, conditions, acts, conduct, claims, circumstances or events occurring or failing to occur at or prior to the Closing or existing at or prior to the Closing, except with respect to the matters set forth on Schedule 7.05. This release shall not apply to or otherwise limit, restrict or affect the indemnification and other obligations of Investor to the Sellers set forth in this Agreement.

ARTICLE VIII

TAX MATTERS

Section 8.01. Preparation of Tax Returns; Payment of Taxes.

(a) The Sellers, at their own expense, will be responsible for preparing and filing with the appropriate Taxing Authorities all Returns with respect to the Company for any taxable period ending on or prior to the Closing Date, including, without limitation, the income tax returns of the Company and the Sellers for the period from January 1, 2004 through the Closing Date and for paying all Taxes shown as due on such Returns. The Investor, including the Company, following the Closing Date, will cooperate with the Sellers to make available all necessary records and timely take all action necessary to allow the Sellers to file, or prepare to file, as the case may be, any such Returns, including, without limitation, by providing or causing to be provided to the Sellers any powers of attorney that the Sellers reasonably request for purposes of filing any Returns. The Sellers will prepare such Returns in accordance with the Company’s past practices. The Sellers will deliver to Investor, within one hundred eighty (180) days after the Closing Date, a copy of any such Returns for the period from January 1, 2004 through the Closing Date.

(b) Investor, including the Company following the Closing Date, will be responsible for preparing and filing with the appropriate Taxing Authority all Returns that relate to the Taxes of the Company other than those described in Section 8.01(a), above, and for paying all Taxes shown as due by the Company on such Return; provided, however, that Sellers shall be liable for and shall pay to the Company at least five (5) days prior to filing such Returns all Taxes shown on such Returns relating to the pre-Closing portion of any Tax period that includes but ends after the Closing Date (each, a “Straddle Period”) but only to the extent such Taxes exceed the amount accrued as a Current Liability on the Final Working Capital Statement (it being understood that no amounts are accrued therein for federal income Taxes or with respect to Tax Deposits and Refunds); and provided, further, that for purposes of applying this Section 8.01(b), Sellers and Investor shall allocate liability in respect of any Taxes of the Company or any subsidiary of the Company attributable to any Straddle Period as follows: (i) for any income Taxes or any transactional Taxes, including Taxes based on sales or revenue, the allocation of Taxes to pre- and post-Closing portions of a Straddle Period shall be determined using a closing-of-the-books method assuming that the applicable Straddle Period consists of two taxable periods, one ending at the close of the Closing Date and one beginning at the opening of the day after the Closing Date and; (ii) for any Taxes based on net worth, capital, intangibles, or similar items, and for any real estate Taxes or other property or tangible asset-based Taxes, the allocation of Taxes to pre- and post-Closing portions of a Straddle Period shall be determined on a per-diem basis taking into account the number of days in the Straddle Period through and including the Closing Date and the number of days in the entire Straddle Period. The Sellers will cooperate with Investor and make available any necessary records and timely take any action reasonably necessary to allow Investor (including the Company following the Closing Date) to file, or prepare and file, as the case may be, any Returns of the Company as contemplated in this Section 8.01(b).

(c) The Sellers will not file or cause to be filed any amended Return which materially and adversely affect the Tax liability of the Company, or can be reasonably expected to materially and adversely affect the future Tax liability of the Company, without prior written consent of Investor. Investor will not file or allow or cause to be filed any amended Return for the Company covering any period or adjusting any Taxes for a period which includes any period ending on or prior to the Closing Date, without the prior written consent of the Sellers.

Section 8.02. Section 338(h)(10) Election.

(a) The Sellers and Investor shall jointly make a timely election pursuant to Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the United States Treasury Regulations and any comparable election under applicable state or local Law (collectively, the “Section 338(h)(10) Election”) with respect to the purchase by Investor of the Merger Shares. In addition, the Sellers, Investor and the Company shall, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing Form 8883, Asset Allocation Statement Under Section 338, and such additional forms, returns, elections, schedules and other documents as may be required by applicable state or local Law) to effect and preserve a timely Section 338(h)(10) Election in accordance with any comparable provisions of applicable Law, and the parties responsible for filing any such Section 338(h)(10) Election under applicable Law shall promptly file or cause to be filed such Section 338(h)(10) Election with the appropriate Taxing Authority and provide written evidence of such filing to the other parties. The Sellers and Investor shall report the purchase by Investor of the Merger Shares consistent with the Section 338(h)(10) Election and the allocation as set forth on Schedule 2.04(a) and no party shall take (and prior to the Closing the Sellers shall not permit the Company to take, and after the Closing the Company shall not take) any position contrary thereto in any Tax Return, any proceeding before any Taxing Authority or otherwise. In the event that any Section 338(h)(10) Election is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning such dispute.

(b) If it is determined by a finding or order in connection with any governmental or judicial audit or proceeding, including any settlement of such a proceeding to which any of the parties hereto are parties (but only if the requirements of Section 8.04 have been satisfied, unless the failure to satisfy such requirements is not materially prejudicial to Sellers), that the Company’s S election was not validly in effect for any period after such election was purportedly made (including the period ending on the Closing Date, but excluding any periods commencing with the Closing), then Sellers shall be obligated, jointly and severally, to indemnify and hold harmless the Company (pro-rata in accordance with their respective Ownership Percentages) with respect to (i) any and all Taxes imposed on the Company due to such invalid election or pre-Closing termination of the Company’s S Corporation status and (ii)(a) any and all Taxes imposed on the Company due to an invalid 338(h)(10) Election caused by the invalid election or the pre-Closing termination of the Company’s S status resulting in the disallowance of any and all Tax benefits, including, but not limited to, the disallowance of deductions and losses that otherwise could have been available pursuant to a valid 338(h)(10) Election and (b) the net present value of any and all future Tax benefits, including, but not limited to, deductions and losses that were disallowed that the Company could reasonably have expected to realize in subsequent periods as the result of a valid 338(h)(10) Election (with such expectation to be measured based on circumstances as of the Closing Date), using a discount rate of 15% per annum from the date upon which such Tax benefits were disallowed through the date the Company could reasonably have expected to realize such Tax benefits (with such expectation to be measured based on circumstances as of the Closing Date). Such payment shall be made in accordance with Section 8.05. Notwithstanding anything to the contrary contained in this Agreement or in the Escrow Agreement, the provisions of this Section shall survive the termination of the Escrow Agreement, shall remain in effect as personal obligations of Sellers on a joint and several basis until the applicable statutes of limitations shall have expired and shall not be subject to the limitations set forth in Section 10.06; provided, however, that Sellers shall not be required to indemnify the Company and/or the Investor under both Article X and this Section 8.02(b) for the same Losses or claim. The Sellers’ obligation to indemnify the Company shall not apply to issues regarding allocation of purchase price, depreciable life of acquired assets or other matters that relate to the Tax benefits realized from the 338(h)(10) Election, but which are not caused specifically by the disallowance of the 338(h)(10) Election by reason of the Company’s failure to qualify as an S Corporation or by Sellers’ breach of this Agreement.

Section 8.03. Tax Allocation. The parties hereby agree and acknowledge that the servicing costs portion of deferred revenue on Extended Service Plans is a contingent liability which is neither fixed nor determinable and (i) shall not be included in calculating either the Purchase Price in the year in which the Closing occurs, the “aggregate deemed sale price” or “adjusted grossed-up basis” and (ii) shall not be reported on the initial Form 8883. The satisfaction of the servicing costs portion of deferred revenue on Extended Service Plans, in whole or in part, subsequent to the Closing by the Company shall be considered additional Purchase Price for purposes of determining the necessary adjustments to such “aggregate deemed sale price” and “adjusted grossed-up basis” and allocated among the Company’s assets pursuant to and accordance with Section 2.04 and Schedule 2.04(a). Each tax year, the Company shall forward to the Sellers any information necessary for the Sellers to calculate the adjusted

“aggregate deemed sale price.” The Sellers, the Company and Investor shall take no position inconsistent with the foregoing on any Return.

Section 8.04. Defense of Tax Claims.

(a) If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, administrative or court proceeding, suit, dispute or other claim is delivered, sent, commenced or initiated to or against the Company by any Taxing Authority with respect to Taxes (including, but not limited to, Taxes and amounts relating to the loss of Tax benefits described in Section 8.02) for which Sellers are obligated, jointly and severally, to indemnify the Investor’s Indemnitees (a “Tax Claim”), the Company shall promptly notify Sellers’ Representative and Investor in writing of the Tax Claim, unless Sellers’ Representative or any Seller has knowledge of such Tax Claim, in which event the Company shall be under no obligation to notify Sellers’ Representative of such Tax Claim.

(b) Except as otherwise provided in this Section 8.03, Investor shall be solely responsible for controlling the defense of such Tax Claim.

(c) If such Tax Claim relates to a pre-Closing Tax period or to the election or termination of the Company’s S Corporation status during a pre-Closing Tax period, Sellers’ Representative shall control, defend, settle, compromise, or contest such Tax Claim; provided, however, that, notwithstanding anything to the contrary set forth herein, (i) Sellers’ Representative shall keep Investor and the Company fully informed of any proceedings, events and developments related to or in connection with such Tax Claim; (ii) Investor and the Company shall be entitled to receive copies of all correspondence and documents related to such Tax Claim; (iii) Sellers’ Representative shall consult with Investor and shall not enter into any settlement with respect to any such Tax Claim without Investor’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; and (iv) Investor and/or the Company shall have the right to participate in the defense of such Tax Claim, each at its own cost and expense. Notwithstanding the foregoing, in the event Sellers’ Representative wishes to settle a Tax Claim and the Company and/or Investor withholds its consent, Investor or the Company shall take over control of the Tax Claim at its own cost and expense and, to the extent that the amount of the Tax Claim ultimately is determined to be greater than the amount for which Sellers’ Representative was willing to settle, Investor or the Company, as the case may be, shall bear such excess cost, including interest and/or penalties accruing on or after the date Investor and/or the Company advised the Sellers’ Representative that it was withholding consent to the settlement. Except as provided in the preceding sentence, the costs and expenses (including the cost of counsel) incurred by Sellers’ Representative in contesting any such Tax Claim shall be born by Sellers. Investor’s Indemnitees shall cooperate with Sellers’ Representative in connection with any such Tax Claim.

Section 8.05. Payment. Sellers’ payment to the Company for the Losses described in Section 8.02(b), above, shall be due and payable on or before the fifteenth (15th) day following the final determination of the Internal Revenue Service that the Company did not qualify as an S Corporation for the period in question or that the 338(h)(10) Election is disallowed because the Company was not an S corporation, provided that if Seller’s

Representative determines to appeal such determination to the United States Tax Court, then such payment shall not be due and payable until such determination has been made by the Tax Court. Sellers shall diligently prosecute any such appeal before the Tax Court. If the Internal Revenue Service’s determination is reversed by the United States District Court, all amounts paid by the Sellers to the Company shall be refunded within fifteen (15) days following the announcement of such decision.

ARTICLE IX

TERMINATION

Section 9.01. Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date as follows and in no other manner, provided that the terminating party is not in material breach of its representations, warranties, agreements or covenants set forth herein:

(a) By mutual consent in writing of Investor and the Sellers’ Representative, acting on behalf of the Sellers.

(b) By the Sellers if there has been a material misrepresentation or a material default or material breach by Investor with respect to Investor’s representations and warranties in Article V of this Agreement or the due and timely performance of any of the covenants or agreements of Investor contained in this Agreement, and in the case of a covenant or agreement default or breach, such default or breach shall not have been cured within fifteen (15) Business Days after receipt by Investor of written notice specifying particularly such default or breach.

(c) By Investor if there has been a material misrepresentation or a material default or material breach by the Sellers with respect to the Sellers’ representations and warranties in Article IV of this Agreement or the due and timely performance of any of the covenants and agreements of the Sellers and/or the Company contained in this Agreement, and in the case of a covenant or agreement default or breach, such default or breach shall not have been cured within fifteen (15) Business Days after receipt by the Sellers’ Representative of written notice specifying particularly such default or breach.

(d) By Investor or the Sellers at any time after the later of (i) January 21, 2005 and (ii) the forty-fifth (45th) day after the New 2004 Audited Financial Statements are made available, if such party’s conditions to closing, as set forth in Article III, have not been satisfied or waived by the party seeking to terminate pursuant to this Section 9.01(d), unless such failure is the result of the action or inaction of the party seeking to terminate this Agreement.

(e) By Investor if any fact or condition requires any change to the disclosure schedules by the Sellers, and the subject matter of the change to the disclosure schedules relates to events that occurred on or before the Execution Date; provided, such termination shall be effective only if Investor provides written notice to the Sellers’ Representative of its desire to terminate this Agreement within seven (7) Business Days of receipt by Investor of written notice from the Sellers’ Representative of the change to the disclosure schedule.

(f) By Investor (i) if any fact or condition requires any change to the disclosure schedules by the Sellers, and the subject matter of the change to the disclosure schedules relates to events that occurred after the Execution Date; and (ii) the subject matter of the change to the disclosure schedule and all other changes to the disclosure schedule could reasonably be expected to have a Material Adverse Effect; provided, such termination shall be effective only if Investor provides written notice to the Sellers’ Representative of its desire to terminate this Agreement within seven (7) Business Days of receipt by Investor of written notice from the Sellers’ Representative of the change to the disclosure schedule. Upon receipt of any change to the disclosure schedule, Investor shall be entitled to consider the effect of any prior changes to the disclosure schedule notwithstanding the fact that Investor did not terminate this Agreement with respect to such prior changes.

(g) By Investor if the sum of the aggregate value of all Consent Concessions, determined in accordance with Section 6.05, plus the aggregate cost of all Remedial Work recommended by Investor’s environmental engineering firm, as set forth in Section 6.09, exceeds Ten Million Dollars ($10,000,000).

(h) By Investor if the 2004 EBITDA, as finally agreed upon pursuant to Section 2.02(b), is greater than Forty Million Dollars ($40,000,000).

(i) By the Sellers if the 2004 EBITDA, as finally agreed upon pursuant to Section 2.02(b), is less than Thirty-Six Million Five Hundred Thousand Dollars ($36,500,000).

Section 9.02. Effect of Termination. If any party terminates this Agreement pursuant to Section 9.01, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party; provided, however, that if this Agreement is terminated by a party due to the breach by the other party of any covenant or agreement contained herein, or due to any breach or misrepresentation in any of such other party’s representations or warranties contained herein, or due to the failure of such other party to fulfill its obligations in connection with the satisfaction of any covenant prior to the Closing Date, then the terminating party shall remain entitled to pursue all available legal rights and remedies pursuant to this Agreement or otherwise (including specific performance if available), notwithstanding such termination.

ARTICLE X

SURVIVAL OF REPRESENTATIONS AND

WARRANTIES; INDEMNIFICATION; DISPUTES

Section 10.01. Survival of Representations and Warranties. Notwithstanding the Closing of the transactions contemplated under this Agreement, any investigation made by or on behalf of Investor, or any notifications or supplements to the disclosure schedules attached hereto made pursuant to Section 6.07, but subject to the limitations set forth in Section 10.06 below, the representations and warranties of the Company and the Sellers contained in this Agreement shall survive the Closing, and all covenants, agreements and indemnities in this Agreement shall survive the Closing and remain in effect indefinitely, unless such covenants, agreements and indemnities by their terms are to be performed for a specified period of time set forth in this Agreement, in which case such covenants, agreements and indemnities shall survive until the expiration of all applicable statute of limitations with respect to the matters covered thereby.

Section 10.02. Sellers’ Indemnification. The Sellers shall indemnify, defend and hold harmless Investor, the Merger Sub (for the period of time from the date hereof through the Effective Time), the Company (from and after the Effective Time) and each of Investor’s, the Merger Sub’s and the Company’s respective Affiliates, subsidiaries, shareholders, directors, officers, employees and agents, other than the Sellers and their Affiliates (not including the Company) (collectively, “Investor’s Indemnitees”), from any and all Losses resulting from or attributable to: (i) the breach of, or misstatement in, any one or more of the representations or warranties of the Sellers or the Company set forth in this Agreement, determined without giving effect to any Material Adverse Effect or materiality qualifiers contained in such representations or warranties, (ii) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of the Sellers set forth in this Agreement, without giving effect to any Material Adverse Effect or materiality qualifiers contained in such representations or warranties, (iii) the failure to perform any of the covenants of the Sellers set forth in this Agreement including, but not limited to, those set forth in Section 2.03(b) and Article VIII, (iv) any actual or alleged Tax liability of the Company in respect of any period (or portion thereof) through the Closing Date as well as the Losses described in Section 8.02(b), (v) the failure of the Company to obtain a nondisturbance agreement for any of the Leases other than the Leases under which a Seller or an Affiliate (other than a sibling) of a Seller is the lessor prior to the Closing; provided, however, that Sellers’ indemnification obligations pursuant to this clause (v) shall be subject to the Minimum Loss and Indemnification Cap limitations set forth in Section 10.06, or (vi) fees payable to KeyBanc Capital Markets.

Section 10.03. Investor’s Indemnification. Investor covenants and agrees to indemnify, defend and hold harmless each of the Sellers and their respective Affiliates from any and all Losses resulting from or attributable to (i) the breach of, or misstatement in, any one or more of the representations or warranties of Investor or the Merger Sub set forth in this Agreement, (ii) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of Investor or the Merger Sub set forth in this Agreement, or (iii) the failure to perform any of the covenants of Investor or the Merger Sub set forth in this Agreement including those set forth in Section 7.03.

Section 10.04. Defense of Third-Party Claims.

(a) In the event that any party shall claim that it is entitled to be indemnified pursuant to the terms of this Article X, such party (the “Claiming Party”) shall promptly notify the party against which the claim is made (the “Indemnifying Party”) in writing (a “Claim Notice”) of such claim promptly after the Claiming Party receives notice of any action, proceeding, investigation, audit, examination, demand or assessment or other claim of a third party, including a Governmental Entity (a “Third Party Claim”) that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party. The Claim Notice shall specify the breach of warranty, representation, agreement or covenant claimed by the Claiming Party and the Losses which have been or may be incurred by, or imposed upon, the Claiming Party on account thereof. If such Losses are liquidated in amount, the Claim Notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party. If such Losses are not liquidated, the Claim Notice shall so state and, in such event, a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

(b) The following provisions shall apply to claims of the Claiming Party which are based upon a Third Party Claim:

(i) The Indemnifying Party shall have, for ten (10) Business Days following receipt of the Claim Notice and at its expense, the option to defend such Third Party Claim in its own name or, if necessary, in the name of the Claiming Party unless (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or seeks injunctive or other equitable relief; (ii) the Claiming Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Claiming Party; or (iii) upon petition by the Claiming Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. The Claiming Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of the Claiming Party. Any Claiming Party shall have the right to employ separate counsel in any such action or claim and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or (ii) the named parties to any such action (including any impleaded parties) include both such Claiming Party and the Indemnifying Party and such Claiming Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Claiming Party which are not available to the Indemnifying Party. The Indemnifying Party shall have the right to settle and compromise such Third Party Claim only with the prior written consent of the Claiming Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the following shall apply (in which case the Indemnifying Party may settle and compromise such Third Party Claim without the prior written consent of the Claiming Party): (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no affect on any other claims that may be made against the Claiming Party; (B) included as an unconditional term thereof is an unconditional release by the Persons asserting the Third Party Claim of the Claiming Party from all liability with respect to such Third Party Claim or a consent to entry of judgment; and (C)

the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If the Claiming Party fails to consent to any settlement or compromise offer, the Indemnifying Party may continue to contest such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party for such Third Party Claim shall not exceed such settlement or compromise offer.

(ii) Regardless of whether the Indemnifying Party elects to defend the Third Party Claim, the Indemnifying Party shall also have the right within twenty (20) Business Days from receipt of the Claim Notice to notify the Claiming Party that the Indemnifying Party disputes the merits of the Third Party Claim and/or that the Third Party Claim is the subject of indemnification hereunder. Such dispute shall not affect the Indemnifying Party’s right to defend the Third Party Claim under subsection (i), above.

(iii) In the event the Indemnifying Party does not notify the Claiming Party that the Indemnifying Party wishes to defend, or fails to adequately defend, such Third Party Claim, then the Claiming Party shall have the right to conduct a defense against such Third Party Claim and shall have the right to settle and compromise such Third Party Claim without having to first obtain the consent of the Indemnifying Party.

(c) The Indemnifying Party shall have twenty (20) Business Days from the receipt of a Claim Notice to notify the Claiming Party that the Indemnifying Party disputes such claim. If the Indemnifying Party does not timely notify the Claiming Party of such dispute, then the amount of such claim shall be deemed, conclusively, a liability of the Indemnifying Party hereunder. If the Indemnifying Party does timely notify the Claiming Party of such dispute, then the Claiming Party and the Indemnifying Party shall resolve such dispute in accordance with Section 10.07.

(d) The provisions of this Section 10.04 shall not apply to Tax Claims.

Section 10.05. Direct Claims. In any case in which the Claiming Party seeks indemnification hereunder which is not subject to Section 10.04 because no Third Party Claim is involved, the Claiming Party shall notify the Indemnifying Party in writing of any Losses which the Claiming Party claims are subject to indemnification under the terms hereof. The failure of the Claiming Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

Section 10.06. Limitations.

(a) Minimum Loss; Maximum Amount of Indemnified Costs. No Indemnifying Party shall be required to indemnify a Claiming Party for Losses unless and until the aggregate amount of such Losses for which the Claiming Party is otherwise entitled to indemnification pursuant to this Article X exceeds One Million Four Hundred Thousand Dollars ($1,400,000) (the “Minimum Loss”). After the Minimum Loss is exceeded, the Claiming Party shall be entitled to be paid the amount of its Losses in excess of the Minimum Loss, subject to the limitations on recovery and recourse set forth herein. In no event shall the Indemnifying Party in the aggregate be liable to the Claiming Party for Losses in excess of Thirty-One Million Five Hundred Thousand Dollars ($31,500,000) (“Indemnification Cap”). Notwithstanding the foregoing or anything else in this Agreement, the Minimum Loss and Indemnification Cap limitations described above shall not apply to any Losses arising from or related to (i) breaches or misrepresentations made by the Sellers or the Company under Sections 4.01 (other than the third sentence of Section 4.01(a)), 4.02, 4.03, 4.04, 4.06, 4.07, 4.17 and 4.23, (ii) breaches of covenants made by the Sellers or, prior to the Closing, by the Company, under this Agreement or any of the Related Agreements, (iii) matters set forth in clauses (iv) and (vi) of Section 10.02, (iv) violation by Investor of its covenants and obligations under Section 7.03, and (v) fraud, bad faith or intentional misconduct or misrepresentation.

(b) Losses Net of Insurance. For purposes of this Article X, the amount of any Losses for which indemnification is provided hereunder shall be net of any amounts recovered by the Claiming Party under insurance policies with respect to such Losses, it being understood that the obligations of the Claiming Party hereunder shall not be so reduced to the extent that any such recovery results in an increase in the Claiming Party’s insurance premiums, or results in any other additional cost or expense to any such Claiming Party.

(c) Limitation as to Time. No Indemnifying Party shall be liable for any Losses with respect to a breach of a representation or warranty unless a written claim for indemnification is given by the Claiming Party to the Indemnifying Party with respect thereto on or before the later of (x) June 30, 2006 and (y) twenty-one (21) days after audited financial statements for the fiscal year ended March 31, 2006 are made available and delivered to Investor, except this limitation shall not apply to (i) any claims involving fraud, bad faith or intentional misconduct or misrepresentation, (ii) claims for breach of the representations and warranties and/or covenants contained in Sections 2.03(b), 4.01 (except the third sentence of Sections 4.01(a)), 4.02, 4.03, 4.04, 4.07, 4.16(e), 4.17, 4.23, 7.02, and 7.05 and Article VIII unless otherwise barred by the applicable statute of limitations or other Law, or (iii) claims for breach of the representations and warranties contained in Section 4.18, which shall survive the Closing for a period of three (3) years.

(d) Limitation as to each Seller. Sellers shall be jointly and severally liable for any Losses under this Article X and such liability for losses shall not be limited to the Escrow Amount; provided, however, that no Seller shall be responsible for the breach by another Seller of the representations and warranties and/or covenants set forth in Section 4.02 and Section 7.02.

Section 10.07. Resolution of Disputes. Except as otherwise provided in Section 2.02(b) or Section 2.03(c), in the event of any dispute or disagreement between the parties either with respect to the interpretation of any provision of this Agreement or with respect to the performance by the Sellers, the Company or Investor, then upon the written request of such party, each of the parties will meet for the purpose of endeavoring to resolve such dispute. The parties will discuss the matter under dispute and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. During the course of such negotiation, all reasonable requests made by one party to the other for information will be honored in order that each of the parties may be fully advised. The specific format for such discussions will be left to the discretion of the parties, but may include the preparation of agreed upon statements of fact or of positions furnished to the other party. All verbal and written offers to settle or resolve the dispute communicated by the parties in connection with this Section 10.07 will be deemed prepared and communicated in furtherance, and in the context, of dispute settlement, and will be exempt from discovery and production, and will not be admissible in evidence (whether as an admission or otherwise) in any proceedings for the resolution of the dispute. No formal proceedings for the resolution of such dispute will be commenced until any of the parties concludes in good faith that continued negotiation of the matter in issue under this Section 10.07 does not appear likely to produce a mutually acceptable resolution.

Section 10.08. Offset Against Escrow Amount. Sellers’ Representative shall direct the Escrow Agent, pursuant to the Escrow Agreement, to pay to the applicable Investor’s Indemnitees, out of the then-remaining Escrow Amount, an amount equal to Sellers’ liability for Losses under this Article X. Sellers shall pay to such Investor’s Indemnitees any such liability in excess of such Escrow Amount, subject to the provisions of Section 10.06(d).

Section 10.09. Sole Remedy. Except in (i) any case involving fraud, bad faith, or intentional misconduct or misrepresentation, (ii) the case of disputes relating to adjustments of the amount of the Closing Payment pursuant to Sections 2.02 and 2.03, (iii) a termination of this Agreement pursuant to Article IX, or (iv) a breach of Section 7.02, the rights to indemnification under Article VIII and this Article X, subject to all of the terms and conditions of such Articles, shall constitute the sole and exclusive right and remedy available to any party hereto for any actual or threatened breach of this Agreement by any party hereto, including a breach of any representation, warranty, covenant or agreement contained herein.

ARTICLE XI

DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated below:

“2004 EBITDA” has the meaning specified in Section 2.02(a).

“Accounts Receivable” means all accounts and notes receivable, rights to refunds, and deposits of any kind of the Company.

“Advisory Services Agreement” means that certain Advisory Services Agreement, dated as of the Closing Date and in substantially the form of Exhibit J hereto, by and between the Company and Freeman Spogli & Co. V, L.P., a Delaware limited partnership.

“Affiliate” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, limited liability company, joint stock company, trust, or unincorporated organization, that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company or any of the Sellers and any spouse, parent, sibling or descendant of any Seller or any director or officer of the Company or any of the foregoing entities. For purposes of this definition,

“control” means the ability to direct the operation or management of a Person, whether by contract, ownership of securities, status as director, officer or other position therein, or otherwise.

“Affiliate Lease” has the meaning specified in Section 4.11(e)(viii).

“Agreement” means this Agreement and Plan of Merger, by and among Investor, the Merger Sub, the Company and the Sellers dated as of the date hereof, as amended or modified from time to time in accordance with the applicable provisions hereof.

“Agreements Concerning Stock” means each agreement set forth on Schedule 4.02 and each agreement giving rise to a lien set forth on Schedule 4.02.

“Annual Financial Statements” has the meaning specified in Section 4.05.

“Articles of Merger” has the meaning specified in Section 1.01(a).

“Benefit Plans” has the meaning specified in Section 4.17(a).

“Business” has the meaning set forth in the Preliminary Statements of this Agreement.

“Business Days” shall mean every day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required under applicable laws to be closed for business in New York, New York.

“Cash” means the aggregate amount of all positive balances in any and all bank accounts of the Company, offset by any negative balances in any such bank accounts and net of drafts, checks and wire transfers issued against accounts of the Company that remain outstanding as of the relevant time and date in excess of Three Million Dollars ($3,000,000).

“Claiming Party” has the meaning specified in Section 10.04(a).

“Claim Notice” has the meaning specified in Section 10.04(a).

“Closing” has the meaning specified in Section 1.03.

“Closing Approvals” has the meaning specified in Section 3.01(b).

“Closing Date” has the meaning specified in Section 1.03.

“Closing Payment” has the meaning specified in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of common stock, no par value, of the Company and, after the Merger, of the Surviving Corporation.

“Commitments” has the meaning specified in Section 5.07.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Intellectual Property” means all Intellectual Property owned by, or exclusively licensed to, the Company.

“Concession and Remediation Limit” means the maximum aggregate dollar amount of Consent Concessions values plus Remedial Work costs that Sellers shall be responsible for paying, which maximum amount shall be (i) Five Million Dollars ($5,000,000) plus (ii) fifty percent (50%) of the aggregate amount of all Consent Concessions values plus Remedial Work costs in excess of Five Million Dollars ($5,000,000) but less than Ten Million Dollars ($10,000,000). The Company shall be responsible for the remainder of such values and costs.

“Confidential Memorandum” means that certain June 2004 Confidential Memorandum prepared by KeyBanc Capital Markets and distributed to Investor.

“Confidentiality Letter” means that certain confidentiality letter, dated June 10, 2004 between Investor, the Sellers and the Company.

“Consent” shall mean any approval or consent of a Consenting Landlord and/or Lender which may be required to consummate the transactions contemplated by this Agreement.

“Consent Concessions” shall mean all incentives, whether in the form of cash payments, lease amendments or otherwise, required by a Consenting Landlord or Lender to provide its Consent for a Consenting Lease. Consent Concessions shall not include any Net Profit Payments or Review Fees.

“Consent Lease” shall mean any Lease requiring a Consent.

“Consenting Landlord” shall mean the Landlord under a Consent Lease.

“Contaminant” means (i) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under any Environmental, Health and Safety Law or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental, Health and Safety Law; (ii) petroleum and its refined products; (iii) polychlorinated biphenyls; (iv) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (v) any asbestos or asbestos containing materials.

“Contracts” has the meaning specified in Section 4.14(a).

“Copyrights” means all domestic and foreign copyright interests in any original work of authorship fixed in a tangible medium or expression, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalents, applications for registration or foreign equivalents, all moral rights, all common-law rights, and all rights to register and obtain renewals and extension of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention.

“Current Assets” means, with respect to any Person or Persons, all assets of such Person or Persons that in accordance with GAAP are properly classified as current assets of the types identified in the balance sheet account descriptions set forth in the internally prepared financial statements (and, for purposes of clarification, “Current Assets” shall exclude any current assets of a type that are not identified in the balance sheet account descriptions set forth in the internally prepared financial statements, except as specifically identified); provided, that the following items shall be excluded from the definition of Current Assets (without duplication to the extent already so excluded): (i) cash and cash equivalents; (ii) deferred commissions (both current and long-term); (iii) inventory held on consignment; (iv) accrued interest receivable; (v) notes receivable from Affiliates and related parties; (vi) construction in progress; (vii) buildings and land held for sale; (viii) cash surrender value of life insurance, and (ix) Tax Deposits and Refunds. Solely for purposes of illustration, Schedule 11.01 sets forth a determination of Current Assets based on the Company’s internally prepared financial statements for the period ended August 31, 2004.

“Current Liabilities” means, with respect to any Person or Persons, all liabilities of such Person or Persons that in accordance with GAAP are properly classified as current liabilities of the types identified in the balance sheet account descriptions set forth in the internally prepared financial statements (and, for purposes of clarification, “Current Liabilities” shall exclude any current liabilities of a type that are not identified in the balance sheet account descriptions set forth in the internally prepared financial statements, except as specifically identified); provided, that the following items shall be excluded from the definition of Current Liabilities (without duplication to the extent already so excluded): (i) notes payable to Affiliates and related parties; (ii) short-term funded debt; (iii) accrued interest payable; (iv) deferred revenue on extended maintenance agreements; (v) accounts payable applicable to inventory on consignment; (vi) liabilities for the expenses described in Section 6.16, and (vii) accrued amounts in respect of automobile liability, general liability and workers compensation obligations recorded in the New 2004 Audited Financial Statements as well as any subsequent increase or decrease to such accrued amounts recorded from the date of the New 2004 Audited Financial Statements through Closing. Solely for purposes of determining Net Working Capital, Current Liabilities also shall include the current and long term servicing costs portion of deferred revenue on Extended Service Plans regardless of its classification in the internally prepared financial statements and the New 2004 Audited Financial Statements. Solely for purposes of illustration, Schedule 11.01 sets forth a determination of Current Liabilities based on the Company’s internally prepared financial statements for the period ended August 31, 2004.

“Debt” means any obligation of the Company whether recourse is secured by or is otherwise available against all or only a portion of the assets of the Company, including: (i) every obligation for money borrowed, including the current portion of all long-term indebtedness, all interest accrued, all pre-payment penalties and all LIBOR breakage fees; (ii) every obligation evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses and notes payable to Affiliates; (iii) every reimbursement obligation with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of the Company; (iv) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, other than customer deposits received in the ordinary course of business in connection with the sale and future delivery of inventory and advertising coop deposits made by vendors in the ordinary course of business; (v) indebtedness secured by a Lien on assets or properties of the Company (other than amounts payable pursuant to the GE Wholesale Financing Agreement); (vi) every obligation under conditional sale or other title retention agreements and interest rate or currency swap transactions (valued at the termination value thereof), (vii) every obligation with respect to the deferred purchase price of property or services; (viii) all amounts payable to GE Capital Consumer Card Co. pursuant to the Private Label Consumer Credit Card Program Agreement, dated August 26, 2004, or any predecessor agreement; (ix) all amounts payable to James Mercer, including those disclosed on Schedule 4.10; (x) leases treated as capital leases under GAAP; and (xi) guarantees of the Company of any obligation of another person.

“Documentation” means, collectively, if any, all programmers’ notes or logs, source code annotations, user guides, manuals, instructions, forms, software architecture designs, layouts, and other designs, plans, drawings, documentation or materials that relate to any aspect of the Software or the Intellectual Property, whether in tangible or intangible form.

“DOJ” has the meaning specified in Section 6.10(a).

“Dollar” or “dollar” shall refer to the currency of the United States of America.

“Effective Time” has the meaning specified in Section 1.01(a).

“Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future Law imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to safety, health, the protection of the environment or the release, emission, deposit, discharge, leaching, migration or spill of any Contaminant into the environment.

“ERISA” has the meaning specified in Section 4.17(a).

“ERISA Affiliate” means any Person who, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date and in substantially the form of Exhibit G hereto, by and among the Sellers’ Representative, the Company, Investor and the Escrow Agent.

“Escrow Amount” has the meaning specified in Section 3.05(a).

“Execution Date” has the meaning set forth in the first paragraph of this Agreement.

“Extended Service Plans” means the warranty contracts offered by the Company to its customers.

“Final Working Capital Statement” has the meaning specified in Section 2.03(b).

“Financial Statements” has the meaning specified in Section 4.05.

“Former Seller” has the meaning specified in Section 12.04(c).

“FS Commitment Letter” means that certain Commitment Letter dated October 19, 2004, by and between FS Equity Partners V, L.P. and Investor.

“FTC” has the meaning specified in Section 6.10(a).

“GAAP” means generally accepted accounting principles in the United States of America, in effect from time to time, consistently applied.

“GE Wholesale Financing Agreement” means the Agreement for Wholesale Financing, dated September 8, 2000, between GE Commercial Distribution Finance Corporation and the Company.

“Governmental Entity” means any court, government agency, department, commission, board, bureau or instrumentality of the United States, any local, county, state or federal or political subdivision thereof, or any foreign governmental body of any kind.

“HSR ACT” or “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IBCL” means the Indiana Business Corporation Law, as amended.

“Indemnification Cap” has the meaning specified in Section 10.06(a).

“Indemnifying Party” has the meaning specified in Section 10.04(a).

“Initial Share Number” has the meaning specified in Section 6.21.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith throughout the world (including claims against third Persons for infringement, whether or not heretofore asserted): Patents, Marks, Copyrights, Documentation, Know-How, Software, Trade Secrets, Websites, mask works, and internet domain name registrations.

“Interim Financial Statements” has the meaning specified in Section 4.05.

“Inventory” has the meaning specified in Section 4.24(b).

“Investor” has the meaning set forth in the first paragraph of this Agreement.

“Investor Closing Certificate” has the meaning specified in Section 3.02(a).

“IRS” means the Internal Revenue Service.

“Know-How” means scientific, engineering, financial, marketing, practical, or other knowledge or experience useful in exploiting other Intellectual Property or otherwise useful conducting the Business.

“Knowledge of Investor” or words of like import means, with respect to the existence or absence of a fact, the actual knowledge of any officer, member, partner or director of Investor after completion of a due diligence investigation that is reasonable under the circumstances.

“Knowledge of the Company” or words of like import means, with respect to the existence or absence of a fact, the actual knowledge of any officer or director of the Company after completion of a due diligence investigation that is reasonable under the circumstances.

“Knowledge of the Sellers” or words of like import means, with respect to the existence or absence of a fact, the actual knowledge of each Seller after completion of a due diligence investigation that is reasonable under the circumstances.

“Landlord” shall mean the lessor under a Lease or, to the extent that a Lease is a sublease, the lessor under the master lease and the sublessor under the sublease.

“Law” or “Laws” mean any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, code, order, decree, judgment, consent decree, permit, license, common law, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Leased Personal Property” has the meaning specified in Section 4.12(a).

“Leased Real Property” has the meaning specified in Section 4.11(a).

“Leases” has the meaning specified in Section 4.11(b).

“Lender” shall mean the holder of any mortgage or deed of trust which encumbers a Consenting Landlord’s interest in any Leased Real Property.

“Licenses” has the meaning specified in Section 4.13(h).

“Lien” or “Liens” means, with respect to any asset, including the assets of the Company or the Shares, any and all mortgages, liens, claims, charges, pledges, or other encumbrances of any nature whatsoever, including without limitation licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, charges, easements, encroachments or restrictions, rights of third parties, or any other interests of any kind or character whatsoever.

“Losses” means all damages, losses, fines, penalties, deficiencies, liabilities, claims, actions, demands, judgments, fines, fees, costs and expenses (including without limitation reasonable legal and accountants’ fees).

“Marks” means and includes all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans and other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all domestic and foreign, trademark registrations and applications for registration related to such trademarks (including, but not limited to, intent-to-use applications), the Company’s name, and all assumed fictional business names, trade names.

“Material Adverse Effect” means, when used with respect to the Company, any change, event, violation, inaccuracy, circumstance or effect that is or would reasonably be expected to be materially adverse to the Business, assets, capitalization, financial condition, results of operations or prospects of the Company.

“Material Adverse Change” means, when used with respect to the Company, any change, event, violation, inaccuracy, circumstance or effect that is or would reasonably be expected to be materially adverse to the Business, assets, capitalization, financial condition or results of operations or prospects of the Company. For purposes of clarity, it is agreed that (i) information expressly set forth in the disclosure schedules or (ii) events or circumstances affecting the brand name appliance and consumer electronics industry generally, unless such events or circumstances disproportionately affect the Company’s market as compared to other participants in such industry, shall not form the basis of a Material Adverse Change.

“Merger” has the meaning specified in Section 1.01(a).

“Merger Share(s)” has the meaning specified in Section 1.02(a).

“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

“Minimum Loss” has the meaning specified in Section 10.06(a).

“Monthly Financial Statements” has the meaning specified in Section 6.17.

“Net Profit Payments” shall mean any consideration which by the terms of a Lease is required to be paid by the tenant to the Landlord thereunder as a result of the tenant’s receipt of consideration or other payment in connection with the Landlord’s consent under a Lease to the transactions contemplated by this Agreement.

“Net Working Capital” on a given date shall mean the sum of all Current Assets minus the sum of all Current Liabilities, as defined, and reflected on the internally prepared financial statements, each as determined in accordance with GAAP and consistent with the New 2004 Audited Financial Statements, except that the internally prepared financial statements on any given date may exclude normal year-end adjustments including, but not limited to, executive bonuses and the inventory vendor rebate adjustment recorded in accordance with EITF 02-16 “Accounting by a Customer for Certain Consideration Received from a Vendor”. Notwithstanding anything to the contrary in this Agreement, amounts payable in connection with the GE Wholesale Financing Agreement shall continue to be included in accounts payable for the purpose of computing Net Working Capital. Solely for purposes of illustration, Schedule 11.01 sets forth a determination of Net Working Capital based on the Company’s internally prepared financial statements for the period ended August 31, 2004.

“Neutral Accounting Firm” has the meaning specified in Section 2.03(c).

“New 2004 Audited Financial Statements” has the meaning set forth in Section 6.12.

“Noncompetition Period” has the meaning specified in Section 7.02(c).

“Owned Personal Property” has the meaning specified in Section 4.12(a).

“Owned Real Property” has the meaning specified in Section 4.11(a).

“Ownership Percentage” means, with respect to any Seller, the pro-rata percentage based on the ratio of the number of Shares held by such Seller immediately prior to the Merger to the number of Shares held by all Sellers immediately prior to the Merger.

“Patents” means and includes all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom, as well as any division, continuation or continuation in part, reissue, extension, reexamination certification, revival or renewal of any patent, and all inventions, discoveries, invention disclosures, and other subject matter related to such patents or patent applications, in any and all forms.

“Pension Plan” has the meaning specified in Section 4.17(e).

“Per Share Closing Payment” means the quotient obtained by dividing the sum of the Closing Payment plus the Rollover Investment Amount by the number of Shares outstanding immediately prior to the Merger.

“Permits” has the meaning specified in Section 4.15.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, limited liability company, joint stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

“Personal Property” has the meaning specified in Section 4.12(a).

“Physical Inventory” has the meaning specified in Section 2.03(a).

“Plan” has the meaning specified in Section 6.21.

“Preliminary Working Capital Statement” has the meaning specified in Section 2.03(a).

“PTO” shall mean the United States Patent and Trademark Office.

“Purchase Price” has the meaning specified in Section 2.01.

“Real Property” has the meaning specified in Section 4.11(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing Date and in substantially the form of Exhibit H hereto, by and among the Company and the shareholders of the Company.

“Related Agreements” shall mean the Escrow Agreement, the Advisory Services Agreement, the Stockholders Agreement, the Termination Agreement and the Registration Rights Agreement.

“Release” means any release, threatened release, spill, emission, leaking, escaping, pumping, injection, deposit, disposal, discharge, dispersal, or leaching of Contaminants into the environment.

“Remedial Work” means such activities which are necessary or advisable to remediate any environmental condition including, without limitation, preliminary assessments, remedial investigations, feasibility studies, response, remedial action plans, removal, treatment, storage, transportation and disposal of Contaminants, restoration, repair, clean-up, detoxification, post-remediation testing, monitoring and closure.

“Remediation Cost” means the cost of the Remedial Work.

“Restricted Activity” has the meaning specified in Section 7.02(a).

“Restricted Area” has the meaning set forth in Section 7.02(b).

“Retained Shares” shall mean such number of Shares as shall equal the quotient of $30,784,600 divided by the Per Share Closing Payment, with 55% of such Retained Shares being allocated to Jerry W. Throgmartin, 25% of such Retained Shares being allocated to Gregg William Throgmartin and 20% of such Retained Shares being allocated to Dennis L. May.

“Returns” means all returns, reports, information returns, and other schedules, forms, exhibits, coupons or other documents (including all related and supporting information) filed or required to be filed with any Governmental Entity, in connection with the determination, assessment, collection, or administration of any Taxes.

“Review Fees” shall mean any fees, costs, expenses and reimbursements payable by the tenant under a Lease to a Lender, a Consenting Landlord or their respective agents or consultants in connection with the review, processing and granting of any Consent.

“Rollover Investment Amount” has the meaning set forth in Section 2.01(g).

“Sale Transaction” has the meaning specified in Section 6.08.

“Section 338(h)(10) Election” has the meaning specified in Section 8.02.

“Seller” or “Sellers” have the meaning specified in the first paragraph of this Agreement.

“Sellers’ Closing Certificate” has the meaning specified in Section 3.01(a).

“Sellers’ Expense Payments” has the meaning specified in Section 6.16.

“Sellers’ Representative” has the meaning specified in Section 12.04(a).

“Shares” has the meaning specified in the Preliminary Statements of this Agreement.

“Software” means all versions of all software and code (including, without limitation, software programs, objects, modules, routines, algorithms and code, in source code, object code and executable form), machine readable databases and compilations, data structures and all data and collections of data and all content on internet sites owned by or licensed to the Company and all derivative works of any such software.

“Solicitation” has the meaning specified in Section 7.02(f).

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the Closing Date and in substantially the form of Exhibit I hereto, by and among the Company and the shareholders of the Company.

“Straddle Period” has the meaning specified in Section 8.01(b).

“Successor Seller” has the meaning specified in Section 12.04(c).

“Surviving Corporation” has the meaning specified in the recitals of this Agreement.

“Target Net Working Capital” means $17,000,000.

“Tax” or “Taxes” mean all federal, state, local and foreign taxes (including excise taxes, value added taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, customs duties, transfer taxes, and fees), levies, imposts, fees, impositions, assessments and other governmental charges of any nature imposed upon a Person, including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect and/or pay over to any government), and all related additions to tax, penalties or interest thereon.

“Tax Claim” has the meaning specified in Section 8.04(a).

“Tax Deposits and Refunds” has the meaning set forth in Section 7.03.

“Taxing Authority” means any domestic or foreign Governmental Entity having responsibility for the imposition of any Tax.

“Termination Agreement” shall mean the agreement terminating the Agreements Concerning Stock.

“Third Party Claim” has the meaning specified in Section 10.04(a).

“Trade Secrets” means any information, Know-How, Software, any formula, design, device, or compilation or other information which is used or held for use by a business, which gives the holder thereof any advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public and which the holder has taken steps to keep confidential. Trade Secrets include, by way of example, formulas, certain Software, market surveys, market research studies, customer lists, prospect lists, mailing lists, information contained on drawings, and other documents and information related to research, development or testing.

“Wachovia Commitment Letter” means that certain HH Gregg Commitment Letter dated October 19, 2004, by and between Wachovia Capital Markets, LLC, Wachovia Capital Investments, Inc. Wachovia Bank, N.A. and Congress Financial Corporation (Central), on the one hand, and Investor, on the other hand, and any amendments thereto.

“WARN” has the meaning specified in Section 4.16(c).

“Website” means all of the data, scripts, information, text and graphics relating to any and all of the Company’s world wide web sites or FTP sites on the internet, including domain names, the structure, sequence and organization of the sites, all text, graphics and other information displayed thereon and the rights owned by or licensed to the Company for any and all Software used by the Company to develop, maintain or enhance such text, graphics and other information displayed thereon.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Assignment; Third Parties; Binding Effect. The rights under this Agreement are not assignable nor are the duties delegable by a party without the written consent of the party first having been obtained, and any attempted assignment or delegation without such consent will be null and void; provided, however, that the rights and duties of Investor under this Agreement, and the rights and duties of the Company, are assignable or delegable by Investor or, as of the Closing, the Company without the advance consent of the Sellers’ Representative (i) to a party controlled by, controlling or under common control with Investor, and (ii) by way of collateral assignment to any bank or financial institution or any agent acting on behalf of any banks or financial institutions providing financing to the Company or Investor, provided that Investor shall remain liable for the performance of Investor’s obligations hereunder, and after the Closing, are assignable to any purchaser of Investor’s securities of the Company and to any purchaser of all or substantially all of the assets of the Company. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Investor and the Company, respectively, and their respective successors and permitted assigns.

Section 12.02. Expenses. Investor and the Sellers will bear their own respective expenses, including without limitation, counsel and accountants’ fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement; provided, however, that expenses, including reasonable legal fees, incurred by a prevailing party to enforce the terms of this Agreement shall be recoverable against the breaching party and provided, further, that only upon and immediately after the Merger becoming effective, the Company shall pay or reimburse all out-of-pocket expenses incurred by Investor and its Affiliates in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement. The Company shall bear the fees and expenses associated with the audit and examination by KPMG LLP described in Section 6.12.

Section 12.03. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) Business Days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

To Investor:	Gregg Investment Corporation, LLC c/o Freeman Spogli & Co. 599 Lexington Avenue 18th Floor New York, New York 10022 Facsimile: (212) 758-7499 Attention: John M. Roth and Benjamin D. Geiger

With a copy to:	Bingham McCutchen LLP 355 South Grand Avenue Suite 4400 Los Angeles, California 90071 Facsimile No.: (213) 680-6499 Attention: Richard J. Welch

To the Company:	Gregg Appliances, Inc. 4151 East 96th Street Indianapolis, Indiana 46240 Facsimile No.: (317) 848-8768 Attention: Jerry W. Throgmartin

With a copy to:	Ice Miller One American Square Box 82001 Indianapolis, Indiana 46282-0002 Facsimile No.: (317) 592-4675 Attention: Steven K. Humke

To the Sellers:	Jerry W. Throgmartin 4151 East 96th Street Indianapolis, Indiana 46240 Facsimile No.: (317) 848-8768

With a copy to:	Ice Miller One American Square Box 82001 Indianapolis, Indiana 46282-0002 Facsimile No.: (317) 592-4675 Attention: Steven K. Humke

Section 12.04. Appointment of Sellers’ Representative.

(a) By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Jerry W. Throgmartin as the initial true and lawful agent and attorneys-in-fact (the “Sellers’ Representative”) of the Sellers with full authority and power of substitution to act in the name, place and stead of such Sellers with respect to the consummation of the transactions contemplated hereunder.

(b) Investor, and any other person, may conclusively and absolutely rely, without inquiry, upon any consent, approval or action of the Sellers’ Representative as the consent, approval or action, as the case may be, of each Seller individually and all Sellers as a group in all matters referred to herein, and each Seller confirms all that the Sellers’ Representative shall do or cause to be done by virtue of his or her appointment as the Sellers’ Representative.

(c) Each Seller covenants and agrees that he or she will not voluntarily revoke the power of attorney conferred in this Section 12.04. If any Seller dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Seller being a “Former Seller”) and, as a result, the power of attorney conferred by this Section 12.04 is revoked by operation of law, it shall not be a breach by such Former Seller under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Seller (each a “Successor Seller”) confirms the appointment of the Sellers’ Representative as agent and attorneys-in-fact for such Successor Seller.

(d) Each of the Sellers hereby consents and agrees to all actions or inactions taken or omitted to be taken in good faith by the Sellers’ Representative under this Agreement and hereby agrees to indemnify and hold harmless the Sellers’ Representative from and against all damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and legal fees and expenses) incurred in any claim, action, dispute or proceeding between any such person or persons and the Sellers (or any of them) or between any such person or persons and any third party or otherwise incurred or suffered as a result of or arising out of such actions or inactions.

Section 12.05. Remedies Not Exclusive. Except as otherwise provided in Section 10.06, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by Investor or the Company will not constitute a waiver of the right to pursue other available remedies.

Section 12.06. Counterparts/Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. The parties agree that for purposes of negotiating and finalizing this Agreement, any signed documentation, including this Agreement and any subsequent amendments, transmitted by facsimile machine shall be treated in all manners and in all respects as an original document and shall have the same binding legal effect as an original contract. The signature of any party shall be considered for these purposes an original signature. At the request of any party, any facsimile document shall be re-executed by all parties in an original form.

Section 12.07. Captions and Section Headings. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

Section 12.08. Waivers. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

Section 12.09. Amendments, Supplements or Modifications. Each of the parties agrees to cooperate in the effectuation of the transactions contemplated under this Agreement and to execute any and all additional documents to take such additional action as is reasonably necessary or appropriate for such purposes.

Section 12.10. Entire Agreement. This Agreement and the Related Agreements, including any certificate, schedule, exhibit or other document delivered pursuant to their respective terms, and the Confidentiality Letter, constitute the entire agreement between the parties. There are no verbal agreements, representations, warranties, undertakings or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by the parties to this Agreement.

Section 12.11. Governing Law. This Agreement is to be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflicts of law principles of any jurisdiction to the contrary. For any actions arising in connection with this Agreement, the proper venue shall be in a federal or state court within the State of Delaware, and the parties agree to submit to the exclusive jurisdiction of such court.

Section 12.12. Interpretive Rules. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender; (b) references to “Articles,” “Sections” and other subdivisions and to “Schedules” and “Exhibits” without reference to a document, are to designated Articles, Sections and other subdivisions of, and to Schedules and Exhibits to, this Agreement; (c) the use of the term “including” means “including but not limited to”; and (d) the words “herein,” “hereof,”

“hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.

Section 12.13. Transfer Taxes. Any transfer taxes, documentary recording fees, sales taxes, excise taxes or other taxes or imposts assessed as a result of the consummation of the transactions contemplated by this Agreement shall be the responsibility of, and be borne by, the Sellers.

Section 12.14. Specific Performance. Each party hereto acknowledges and agrees that any breach of the agreements and covenants contained in this Agreement would cause irreparable injury to the other parties hereto for which such parties would have no adequate remedy at law. In addition to any other remedy to which any party hereto may be entitled, each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each non breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) will be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

Section 12.15. Public Announcement. No party to this Agreement shall make any public announcement regarding this Agreement or any of the Related Agreements or the transactions provided for in or contemplated by this Agreement or any of the Related Agreements (other than the customary notification by FS Equity Partners V, L.P. to its limited partners) unless the form and substance of the announcement are mutually agreed upon by each party, which agreement shall not be unreasonably withheld, conditioned or delayed, or unless public disclosure is necessary to comply with applicable Law.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

“INVESTOR”

GREGG INVESTMENT CORPORATION, LLC

By:	FS Equity Partners V, L.P.
Its:	Managing Member

	By:	FS Capital Partners V, LLC
	Its:	General Partner

		By:	/s/ John M. Roth
			Name:	John M. Roth
			Title:	Managing Member

“MERGER SUB”

GIC CORPORATION

		By:	/s/ John M. Roth
			Name:	John M. Roth
			Title:	Chief Executive Officer

“COMPANY”

GREGG APPLIANCES, INC.

		By:	/s/ Jerry W. Throgmartin
			Name:	Jerry W. Throgmartin
			Title:	Chairman and Chief Executive Officer

[signatures continue on next page]

“SELLERS”

By:	/s/ Jerry W. Throgmartin
	Name:	Jerry W. Throgmartin

By:	/s/ Gregg William Throgmartin
	Name:	Gregg William Throgmartin

By:	/s/ Kelli Throgmartin Ball
	Name:	Kelli Throgmartin Ball

By:	/s/ Sandra M. Throgmartin
	Name:	Sandra M. Throgmartin

By:	/s/ Janice K. Malone
	Name:	Janice K. Malone

By:	/s/ Monica L. Adams
	Name:	Monica L. Adams

By:	/s/ William G. Throgmartin
	Name:	William G. Throgmartin

By:	/s/ Dennis L. May
	Name:	Dennis L. May

By:	/s/ Gregg William Throgmartin
	Name:	Gregg William Throgmartin, as trustee of the Jerry W. Throgmartin Charitable Trust

By:	/s/ Gregg William Throgmartin
	Name:	Gregg William Throgmartin, as trustee of the Jerry W. Throgmartin Irrevocable Trust for the benefit of Christy and Nicky Throgmartin